UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Soliciting Material Pursuant to ss.240.14a-12

BRUNSWICK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 24, 2016

Dear Brunswick Shareholder:

We are pleased to invite the shareholders of Brunswick Corporation to attend the Company’s Annual Meeting of Shareholders, to be held on Wednesday, May 4, 2016, at 9:00 a.m. CDT at the Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611.

As a Brunswick shareholder, you have been able to share in our financial and operational successes. Our total shareholder return for the last three fiscal years was an outstanding 77.3%. Our Board of Directors, the management team and our over 13,000 global employees are dedicated to continuing to add value for our shareholders.

In 2015, Brunswick concentrated on executing its growth plan, which included investing in innovative products, capacity expansion and focusing on both core businesses and strategic acquisitions in growing markets. In 2016, Brunswick will continue to drive profitable growth through product leadership, research and development programs, targeted acquisitions and expansion into new adjacent markets.

We will begin mailing a notice to our shareholders on March 24, 2016, containing instructions about online access to our 2016 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015, as well as instructions regarding how to receive paper copies of these documents if you prefer.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Mark D. Schwabero

Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811
Telephone 847.735.4700

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Notice of Annual Meeting of Shareholders

May 4, 2016

9:00 a.m. CDT

Ritz-Carlton Hotel, 160 E. Pearson Street, Chicago, Illinois

March 24, 2016

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at the Ritz-Carlton Hotel, 160 E. Pearson Street, Chicago, Illinois, on Wednesday, May 4, 2016, at 9:00 a.m. CDT. At the Annual Meeting, we will consider and vote upon the following matters:

(1)	The election to the Company’s Board of Directors of the three nominees named in the attached Proxy Statement;
(2)	The approval of the compensation of our named executive officers on an advisory basis;
(3)	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
(4)	Any other business that may properly come before the meeting.

Sincerely,

Christopher F. Dekker

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811
Telephone 847.735.4700

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Eligibility to Vote

You can vote if you were a shareholder of record at the close of business on March 4, 2016.

How to Cast Your Vote

You can vote by any of the following methods:

•	Internet (www.proxyvote.com) until 5:00 p.m. EDT on May 3, 2016;
•	Telephone 1-800-690-6903 until 5:00 p.m. EDT on May 3, 2016;
•	Completing, signing and returning your proxy or voting instruction card to arrive by May 3, 2016; or
•	In person, at the Annual Meeting: If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, bank or other nominee, you must bring proof of ownership with you to the meeting.
•	If you hold shares in the Brunswick Retirement Savings Plan or the Brunswick Rewards Plan, you must direct the trustee of these plans how to vote these shares by one of the above methods not later than 5:00 p.m. EDT on April 29, 2016.

Voting Matters

	Board Vote	Page Reference
	Recommendation	(for more detail)
Election of Directors	FOR each Director Nominee	12
Advisory Vote on the Approval of Executive Compensation	FOR	43
Ratification of the Appointment of Auditors	FOR	47

Business Highlights

(for more detail please see Brunswick’s Annual Report on Form 10-K filed with the SEC on February 17, 2016)

Our results in 2015 represent the sixth consecutive year of strong improvements in operating performance. The Company sought to achieve the following financial objectives in 2015:

•	Deliver revenue growth
	–	Ended the year with a 7 percent increase in net sales when compared with 2014
•	Experience increases in earnings before income taxes, as well as a slight improvement in gross margin percentage
	–	Reported earnings before income taxes of $315.2 million in 2015 compared with earnings before income taxes of $287.9 million in 2014
	–	Improved gross margins by 10 basis points when compared with 2014
•	Continue to generate strong free cash flow and execute against the Company’s capital strategy
	–	Ended the year with $668.8 million of cash and marketable securities, a net increase of $32.9 million
	–	Funded investments in growth, both organically through capital expenditures and through acquisition opportunities, such as the $29.7 million investment in marine parts and accessories and Fitness segment acquisitions during 2015
	–	Contributed $73.6 million to the Company’s defined benefit pension plans, which included an amount made in connection with lump sum payments to certain pension plan participants in 2015
	–	Enhanced shareholder returns by repurchasing $120.0 million of our common stock under the Company’s share repurchase program in 2015 and increased cash dividends paid to shareholders in 2015 to $48.3 million from $41.7 million in 2014

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We achieved excellent Total Shareholder Return (TSR) for the 3 years ended December 31, 2015

•	3-year TSR: 77.3%

STOCK PRICE HISTORY

*Closing stock price as reported on the New York Stock Exchange for each year.

Director Nominees (page 12)

Name	Age	Director since	Occupation	Independent (Yes/No)	Committee Memberships	Other Public Company Boards
Nolan D. Archibald	72	1995	Retired; Executive Chairman of Stanley, Black & Decker, Inc.	Yes	• Finance • Executive	• Huntsman Corporation • Lockheed Martin Corporation
David C. Everitt	63	2012	Retired; President, Agricultural and Turf Division -North America, Asia, Australia and Sub-Saharan and South Africa, and Global Tractor and Turf Products of Deere & Company	Yes	• Human Resources and Compensation • Nominating and Corporate Governance • Qualified Legal Compliance	• Agrium, Inc. • Allison Transmission Holdings, Inc. • Harsco Corporation
Roger J. Wood	53	2012	Retired; President and Chief Executive Officer of Dana Holding Corporation	Yes	• Audit • Finance	• Tenneco Inc.

Governance Highlights

•	Mr. Mark D. Schwabero serves as our Chairman and Chief Executive Officer
•	Mr. Manuel A. Fernandez serves as our Lead Independent Director
•	9 of 10 directors are independent under the Board’s Principles and Practices and the NYSE Listed Company Manual
•	All of the members of the Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Qualified Legal Compliance Committees are independent
•	Our directors collectively attended 98 percent of the 2015 Board and committee meetings

The Board of Directors believes that having our Chief Executive Officer serve as Chairman of the Board is in the best interest of the shareholders at this time because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. Our strong Lead Independent Director position ensures robust and independent Board oversight.

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Executive Compensation (page 24)

Compensation Element	Metric(s)	Role within Compensation Program	How Designed and Determined
Base Salary	n/a	Foundation of total pay, as incentives and benefits are a function of base salary.	Reviewed annually, targeting median of peer group. We consider external competitiveness, individual performance and internal equity when determining executives’ base salaries.
Annual Incentive Plan	• Earnings Per Share (EPS) • Divisional Earnings Before Interest and Taxes (EBIT)	Primary element used to reward accomplishments against established business and individual goals within a given year.	Target funding based on planned performance for the year, as approved by the Board of Directors, with actual funding tied to annual performance against target metrics and limited to no more than 200 percent of target funding.
Performance Shares	• Cash Flow Return On Investment (CFROI) • Operating Margin • Relative Total Shareholder Return (TSR)	Focus management team on creating and sustaining value for shareholders.	Annual performance share grants for named executive officers (NEOs) represent 50 percent of targeted equity value. Three-year performance plan with shares earned based on achievement of CFROI and Operating Margin targets and Brunswick’s TSR performance relative to the TSR of an established peer group, as measured over a three-year period.
Restricted Stock Units (RSUs)	• Absolute TSR	Reinforce retention and reward Brunswick’s sustained TSR.	Annual RSU grants for NEOs represent 50 percent of targeted equity value. RSUs cliff vest at the end of a three-year period.

WHAT WE DO	WHAT WE DON’T DO
We tie a very high percentage of executive pay to performance	We have no tax gross-ups (including perks, excise tax)
We require executives to achieve performance-based goals tied to shareholder return	We have no modified single-trigger or single-trigger CIC severance agreements (we only use double-trigger CIC severance provisions)
We target median compensation levels and review market data of our peer group when making executive compensation decisions	We expressly forbid option repricing without shareholder approval in all of our equity plans
We apply strict share ownership guidelines to NEOs and directors	All of our active equity plans expressly forbid exchanges of underwater options for cash
We disclose complete information on annual incentive plans	We do not allow hedging of shares by our directors or employees
We require vested shares from our equity compensation programs to be held until share ownership guidelines are met	We do not allow pledging of shares by our directors or employees
We consider, and attempt to mitigate, risk in our compensation program	We do not pay dividends or dividend equivalents on unearned performance shares
We use an independent compensation consultant
We have an established clawback policy
Starting in 2016, we implemented double-trigger equity award vesting acceleration upon a Change in Control (CIC)

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2015 Executive Total Targeted Compensation Mix (page 26)

Component	CEO	Other NEOs
Base Salary	14%	25%
Annual Incentives	21%	23%
Long-Term Incentives	65%	52%

2015 Executive Compensation Summary (page 34)

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Dustan E. McCoy(1)
Former Chairman and
Chief Executive Officer	2015	$1,125,000	$6,500,604	$1,777,000	$188,089	$452,777	$10,043,470
Mark D. Schwabero(2)
Chairman and Chief
Executive Officer	2015	$744,231	$2,502,375	$784,000	$-	$181,097	$4,211,703
William L. Metzger
Senior Vice President
and Chief Financial
Officer	2015	$517,500	$1,000,904	$545,000	$29,292	$121,285	$2,213,981
John C. Pfeifer
Vice President and
President – Mercury
Marine	2015	$479,423	$1,000,904	$429,000	$191	$115,019	$2,024,537
B. Russell Lockridge(3)
Vice President
and Chief Human
Resources Officer	2015	$430,615	$500,567	$453,000	$-	$130,217	$1,514,399

(1)	Mr. McCoy retired as Chairman and Chief Executive Officer effective February 11, 2016.

(2)	The Board of Directors appointed Mr. Schwabero as Chairman and Chief Executive Officer effective February 11, 2016. Mr. Schwabero previously served as Brunswick’s President and Chief Operating Officer.

(3)	Mr. Lockridge has provided notice of his intent to retire effective March 31, 2016.

Advisory Vote to Approve Executive Compensation (page 43) and Ratification of Appointment of Auditors (page 47)

In addition to the election of directors, we are asking our shareholders to approve, on a non-binding advisory basis, our compensation programs for named executive officers (commonly referred to as a “say-on-pay vote”) and to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.

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PROXY STATEMENT

The Board of Directors of Brunswick Corporation is soliciting proxies from Brunswick’s shareholders on behalf of the Company for the annual meeting to be held at the Ritz-Carlton Hotel, 160 E. Pearson Street, Chicago, Illinois 60611, on Wednesday, May 4, 2016, at 9:00 a.m. CDT (the Annual Meeting). As required by rules adopted by the Securities and Exchange Commission (the SEC), we are making this Proxy Statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition, we are using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on March 24, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (the Notice) to our shareholders containing instructions about how to access this Proxy Statement and Brunswick’s Annual Report via the Internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice, including the election to our Board of Directors of the three nominees named in this Proxy Statement, the approval of the compensation of our named executive officers on an advisory basis and the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Who may vote at the Annual Meeting?

Only holders of one or more of the 90,768,926 shares of Brunswick common stock, par value $.75 per share (Common Stock), issued and outstanding as of the close of business on March 4, 2016 (the Record Date) will be entitled to vote at the Annual Meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the Annual Meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

If you are a shareholder of record as of the Record Date, you can vote: (i) by attending the Annual Meeting; (ii) by following the instructions on your Notice for voting by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com; or (iii) by signing, dating and mailing in a proxy card. The deadline for voting by telephone or via the Internet is 5:00 p.m. EDT on May 3, 2016.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

If you hold any shares in the Brunswick Retirement Savings Plan or the Brunswick Rewards Plan, you must direct the trustee of these plans how to vote these shares by following the instructions on your Notice for voting by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com, or by signing, dating and mailing in a proxy card. The deadline for voting shares held in the Brunswick Retirement Savings Plan or the Brunswick Rewards Plan is 5:00 p.m. EDT on April 29, 2016. The trustee will vote these shares as you direct. The trustee will vote allocated shares of the Company’s common stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

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Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting, including voting via the Internet or by telephone (only your latest Internet or telephone proxy that is timely submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Who will count the votes?

Brunswick’s tabulator, Broadridge Financial Solutions, Inc., will count the votes. Representatives of Brunswick’s Legal Department will act as inspectors of election.

How will my shares be voted if I sign, date and return a proxy card?

If you sign, date and return a proxy card and indicate how you would like your shares to be voted, your shares will be voted as you have instructed. If you sign, date and return a proxy card but do not indicate how you would like your shares to be voted, your proxy will be voted as follows: for the election of the three director nominees named in this Proxy Statement; for the approval of the compensation of our named executive officers; and for the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What are the Board’s recommendations?

The Board of Directors recommends a vote for the election of the three director nominees named in this Proxy Statement. The Board recommends a vote for the approval of the compensation of our named executive officers. The Board and the Audit Committee recommend the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors. Brunswick has adopted a majority voting standard for the uncontested election of directors and, therefore, the three director nominees shall be elected to the Board of Directors if they each receive a majority of the votes cast, in person or by proxy, at the Annual Meeting. Under Brunswick’s majority voting standard for uncontested elections, if the number of votes cast “For” a director nominee’s election does not exceed the number of votes cast “Against” election, then the director nominee must tender his or her resignation from the Board promptly after certification of the shareholders’ vote. The Board will decide within 120 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation. Because Brunswick has adopted a majority voting standard for the uncontested election of directors, abstentions will have no effect on the election of director nominees. If any one or more of the three director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the alternate individual or individuals designated by the Board.

Advisory Approval of Executive Compensation. The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the approval of the non-binding resolution relating to the compensation of the Company’s named executive officers. Because approval of this resolution requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against approval.

Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Brunswick’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Because the vote to ratify the independent registered public accounting firm requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against ratification.

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What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 90,768,926 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards or ballots marked “Abstain” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present. In addition, broker non-votes will be counted as present for quorum purposes.

How will broker non-votes be treated?

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. Brunswick will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as having voting power on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes. We expect that brokers will lack discretionary authority with respect to the election of directors and the advisory vote to approve the compensation of the Company’s named executive officers, and accordingly broker non-votes will have no impact on such proposals, but brokers will have discretionary authority with respect to ratification of the appointment of the independent registered public accounting firm.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept confidential and are available only to Brunswick’s tabulator and inspectors of election, who are obligated to keep your vote confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward notices and, when requested, proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees (who will not receive additional compensation for their solicitation efforts), Brunswick has retained the services of Georgeson Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice that may be considered at the meeting.

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Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to SEC rules, Brunswick is required to provide access to its proxy materials via the Internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, Brunswick is sending a Notice to all of its shareholders as of the Record Date. All shareholders may access Brunswick’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions regarding how to access Brunswick’s proxy materials via the Internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save Brunswick the cost of printing and mailing documents to you and will reduce the impact of the Company’s Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one mailing?

Brunswick is sending only one envelope with multiple Notices to you if you share a single address with another shareholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce Brunswick’s printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Brunswick Shareholder Services by telephone at 847.735.4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by e-mail at services@brunswick.com. If you currently receive multiple Notices, you can request householding by contacting Brunswick Shareholder Services as described above. If you own your shares through a broker, bank or other nominee, you can request householding by contacting the holder of record.

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PROPOSAL NO. 1:  ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect three individuals to serve on the Board of Directors. The current Board of Directors has nominated Nolan D. Archibald, David C. Everitt and Roger J. Wood for election as directors to serve for terms expiring at the 2019 Annual Meeting or until their respective successors have been elected and qualified.

The Board of Directors currently has ten members divided among three classes, one of which consists of four directors and two of which consist of three directors. Biographical information follows for each nominee and each director whose term of office will continue after the Annual Meeting. Additional information is set forth below regarding the specific experience, qualifications, attributes or skills of each member of the Board of Directors that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

Nominees for Election for Terms Expiring at the 2019 Annual Meeting

Nolan D. Archibald

Director since 1995

Retired; Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, 2010 to 2013; Chairman, President and Chief Executive Officer of The Black & Decker Corporation, 1986 to 2010; recipient of the American Marketing Association’s Edison Achievement Award; director of Huntsman Corporation and Lockheed Martin Corporation; age 72; serves as the Chair of the Finance Committee.

As the former Executive Chairman and Chief Executive Officer of a global consumer and commercial products company, with more than 25 years of experience in those roles, Mr. Archibald brings significant experience and knowledge to our Board in the areas of business management, strategic planning and international business operations. Mr. Archibald is also well-suited to provide advice and guidance to our Company’s management and Board in regard to a wide variety of financial issues.

David C. Everitt

Director since 2012

Retired; President, Agricultural and Turf Division - North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor and Turf Products of Deere & Company, the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry and lawn and grounds care equipment, 2009 to 2012; President, Agricultural Division — North America, Australia, Asia and Global Tractor and Implement Sourcing, 2006 to 2009; President, Agricultural Division — Europe, Africa, South America and Global Harvesting Equipment Sourcing, 2001 to 2006; director of Agrium Inc., Allison Transmission Holdings, Inc. and Harsco Corporation; age 63.

As the former President of Deere & Company’s largest division, Mr. Everitt brings his engineering experience, global expertise and extensive knowledge of dealer and distribution issues to our Board.

Roger J. Wood

Director since 2012

Retired; President and Chief Executive Officer of Dana Holding Corporation, a world leader in the supply of axles, driveshafts, off-highway transmissions, sealing and thermal-management products and genuine service parts, 2011 to 2015; Group President, Engine of BorgWarner, Inc., a worldwide automotive industry components and parts supplier, 2010 to 2011; Executive Vice President of BorgWarner, Inc., 2009 to 2011; President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc., 2005 to 2009; director of Tenneco Inc. and Fallbrook Technologies; previously served as director of Dana Holding Corporation; age 53.

As the former President and Chief Executive Officer of Dana, and given his many years of service at another Tier-1 automotive supplier, Mr. Wood has unique insight and brings significant knowledge to the Board in the areas of manufacturing operations, business management and strategic planning.

Your Board of Directors recommends a vote FOR the election of the nominees named above.

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Directors Continuing in Office until the 2017 Annual Meeting

Nancy E. Cooper

Director since 2013

Retired; Executive Vice President and Chief Financial Officer of CA Technologies, Inc., one of the largest independent software corporations in the world, 2006 to 2011; Chief Financial Officer of IMS Health, Inc., a global information and technology services company, 2001 to 2006; director of Guardian Life Insurance Company of America, The Mosaic Company and Teradata Corporation; age 62; serves as the Chair of the Audit Committee.

As the former Executive Vice President and Chief Financial Officer of CA Technologies, Ms. Cooper brings financial acumen and technology experience to our Board. Ms. Cooper’s extensive experience as a Chief Financial Officer and her other financial leadership roles for several companies, as well as her service on the audit committees of two other public companies, will assist the Board in several areas including finance, internal control and audit.

Ralph C. Stayer

Director since 2002

Chairman, Johnsonville Sausage, LLC, a maker of sausage products, since 1980; President and Chief Executive Officer of Johnsonville Sausage, LLC, 1980 to 2015; Founder of Leadership Dynamics, a consulting firm; Member of the Board of Trustees of Boston College; age 72.

As the leader of a successful consumer-focused private enterprise, Mr. Stayer brings extensive management experience to the Board in the areas of effective competition, production, distribution and financial matters. Additionally, Mr. Stayer’s writing, teaching and consulting work relating to organizational development and leadership enable him to provide our Company’s management and Board with advice and guidance in relation to strategic, organizational and individual development.

Jane L. Warner

Director since 2015

Retired; Executive Vice President -Decorative Surfaces and Finishing Systems of Illinois Tool Works Inc., a diversified manufacturer of highly engineered components and industrial systems and consumables, 2007 to 2013; Group President of Global Finishing Systems of Illinois Tool Works Inc., 2005 to 2007; President of Plexus Systems, L.L.C. (now known as Plex), an online manufacturing software company, 2004 to 2005; Vice President of Electronic Data Systems, 2000 to 2004; Executive Vice President and President of Kautex North America and Randall divisions for Textron Automotive, 1994 to 1999. Formerly, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation; director of Regal Beloit Corporation and Tenneco Inc.; previously served as director of MeadWestvaco Corporation; age 69.

With almost 40 years of experience at global manufacturing and manufacturing information systems businesses, Ms. Warner has particular appreciation for the challenges facing our operations, distribution network and customers. Her leadership roles in these diverse companies, along with the financial understanding she has gained through her business unit leadership, will assist our Board in working through the issues that confront our global businesses.

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Directors Continuing in Office until the 2018 Annual Meeting

Manuel A. Fernandez

Director since 1997

Retired; Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, 2012 to 2013; Non-Executive Chairman of Sysco Corporation, 2009 to 2012; Managing Director, SI Ventures, LLC, a venture capital partnership, since 1998; Chairman, Chief Executive Officer and President of Gartner Group, a technology research and advisory firm, 1991 to 1999; previously served as President and Chief Executive Officer at Dataquest, Inc, Gavilan Computer Corporation and Zilog Incorporated; director of Leggett and Platt Incorporated and Time Inc.; previously served as Chairman of the University of Florida Board of Trustees, Chairman Emeritus of Gartner, Inc., director of Flowers Foods, Inc., Stanley Black & Decker, Inc. and Tibco Software, Inc.; age 69; serves as the Lead Independent Director and as Chair of the Nominating and Corporate Governance and Qualified Legal Compliance Committees.

As the former Executive Chairman of a foodservice products company and the Managing Director of a venture capital partnership, Mr. Fernandez brings significant experience and knowledge to our Board regarding strategic planning, acquisitions, corporate governance and human resources. Mr. Fernandez’s extensive experience in information technology, including his role as Chairman and Chief Executive Officer of a leading information technology company, as well as with a variety of businesses with strong commercial product offerings, allows him to provide invaluable advice and guidance to our Company’s management and Board regarding innovation, technology strategy and distribution.

Mark D. Schwabero

Director since 2014

Chairman and Chief Executive Officer of Brunswick Corporation since February 2016; President and Chief Operating Officer of Brunswick Corporation, 2014 to February 2016; Vice President and President — Mercury Marine, 2008 to 2014; President — Mercury Outboards, 2004 to 2008; previously served as President and Chief Executive Officer of Hendrickson International, President, Automotive Products and Regional President for Pilkington Libby-Owens Ford, President of Bosch Braking Systems, North America and positions of increasing responsibility in over 17 years with Navistar International; director of 1st Source Corporation; age 63.

As the Chairman and Chief Executive Officer and as the former President and Chief Operating Officer of Brunswick Corporation, Mr. Schwabero’s roles have provided him with extensive knowledge of our businesses and industries and allow him to communicate effectively about our operations and business strategy with the Board. Mr. Schwabero has extensive knowledge of the Company and is uniquely qualified to assist the Board on strategic and operating issues facing the Company. Based on his various roles within Brunswick and prior experience, Mr. Schwabero brings comprehensive management and manufacturing experience to our Board and, as former Chairman of the National Marine Manufacturers Association, understands the operations, finances and marketing challenges facing companies in the marine market.

David V. Singer

Director since 2013

Retired; Chief Executive Officer of Snyder’s-Lance, Inc., a leading snack food company, 2010 to 2013; President and Chief Executive Officer of Lance Inc., 2005 to 2010; Executive Vice President and Chief Financial Officer of Coca-Cola Bottling Company Consolidated, 2001 to 2005; director of Flowers Foods, Inc., Hanesbrands, Inc. and SPX Flow, Inc.; previously served as director of Lance Inc. and Snyder’s-Lance, Inc.; age 60.

As the former Chief Executive Officer of a maker and marketer of snack foods throughout the world and through his director and public company audit committee roles, Mr. Singer brings extensive management and financial experience to our Board, as well as experience in supply chain, manufacturing, logistics and distribution matters. Mr. Singer also offers experience in corporate finance, governance and acquisitions.

J. Steven Whisler

Director since 2007

Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, 2000 to 2007; employed by Phelps Dodge Corporation in a number of positions since 1976, including President and Chief Operating Officer; director of CSX Corporation and lead director of International Paper Company; previously served as director of Burlington Northern Santa Fe Corporation and U.S. Airways Group; age 61; serves as the Chair of the Human Resources and Compensation Committee.

As the former Chairman and Chief Executive Officer of a mining and manufacturing company with operations on several continents, Mr. Whisler has extensive experience with international business operations and regulatory compliance matters. Additionally, Mr. Whisler’s background enables him to provide strategic advice and guidance to our Company’s management and Board regarding financial, human resources and risk oversight matters.

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Board Committees

The Board of Directors has six committees: Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance, Qualified Legal Compliance and Executive. Each committee is comprised solely of independent directors, as that standard is determined by the Board’s Principles and Practices (the Principles) and the New York Stock Exchange (NYSE) Listed Company Manual, with the exception of the Executive Committee, of which Mr. Schwabero is a member. Each of the committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The following table shows the current membership of these committees:

Name	Audit		Finance		Human Resources and Compensation		Nominating and Corporate Governance		Qualified Legal Compliance		Executive
Nolan D. Archibald			X	*							X
Nancy E. Cooper	X	*							X		X
David C. Everitt					X		X		X
Manuel A. Fernandez					X		X	*	X	*	X
Mark D. Schwabero											X
David V. Singer	X		X
Ralph C. Stayer	X		X
Jane L. Warner			X				X		X
J. Steven Whisler					X	*	X		X		X
Roger J. Wood	X		X
*	Committee Chair

The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters, which are available at www.brunswick.com/company/governance/committees.html, or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Ms. Cooper (Chair), Mr. Singer, Mr. Stayer and Mr. Wood. The Board has determined that each member of the Audit Committee is a “financial expert” as that term is defined by SEC rules.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its independent registered public accounting firm, its system of internal controls and the integrity of its financial information and disclosures. The Committee reviews certain regulatory and compliance matters, policies regarding risk assessment and risk management, cybersecurity and corporate tax strategy. The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled Board meeting with the Company’s independent registered public accounting firm, its internal auditors and management.

The Audit Committee met eleven times during 2015.

Finance Committee

Members of the Finance Committee are Mr. Archibald (Chair), Mr. Singer, Mr. Stayer, Ms. Warner and Mr. Wood. The Finance Committee assists the Board in overseeing Brunswick’s financial performance and financial structure, including debt structure, financial policies and procedures, capital expenditures and capital expenditure budgets. The Committee also reviews proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, share repurchases, insurance coverage and related matters, as well as the funding and performance of Brunswick’s pension plans.

The Finance Committee met five times during 2015.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee (the Compensation Committee) are Mr. Whisler (Chair), Mr. Everitt and Mr. Fernandez. The Compensation Committee’s responsibilities, among other duties, include the following:

•	Annually review and approve goals and objectives for Brunswick’s senior executives; together with the Chief Executive Officer, evaluate the performance of senior executives in light of these criteria; and oversee management development and succession planning;

•	Annually review and make recommendations to the Board of Directors about the compensation (including salary, annual incentive and other cash compensation) of the Chief Executive Officer and, together with the Nominating and Corporate Governance Committee, oversee the annual review of the Chief Executive Officer’s performance;

•	Approve equity awards to the Chief Executive Officer and compensation (including salary, annual incentive, stock options and other equity-based and other incentive compensation) to be paid to other senior executives, and authorize the Chief Executive Officer to approve awards to employees other than senior executives based on criteria established by the Compensation Committee; and

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•	Oversee the development of a compensation philosophy for the Company that is consistent with its long-term strategic goals and does not encourage unnecessary risk-taking.

The Compensation Committee meets in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise required. The Chairman and Chief Executive Officer, as well as the Vice President and Chief Human Resources Officer, regularly attend meetings. At each meeting, the Committee meets in executive session.

The Chairman and Chief Executive Officer is responsible for establishing strategies to achieve the Company’s objectives. To ensure that executive compensation is consistent with those objectives, the Chairman and Chief Executive Officer is responsible for making recommendations to the Compensation Committee regarding the following: compensation goals and principles; the peer group of companies to be used to determine compensation ranges and prevailing compensation practices; selection of performance targets for incentive plans, with input from other senior executives; performance rating and compensation actions to be taken; and salary increases, incentive awards and equity grants for senior executives.

The Compensation Committee collaborates with the Chairman and Chief Executive Officer to develop incentive funding formulas for Brunswick divisions, and for conducting performance evaluations, talent development and succession planning for senior executives. The Committee establishes criteria pursuant to which Brunswick’s senior executives allocate equity awards to non-executive employees, and oversees Brunswick’s Human Resources Department in its administration of compensation and benefit plans.

The Compensation Committee continues to engage Frederic W. Cook & Co., Inc. (FWC) to provide advice on various aspects of Brunswick’s executive compensation programs. The Committee meets with FWC in executive session on a regular basis and FWC reports directly to the Committee. The Compensation Committee has assessed the independence of FWC pursuant to applicable SEC rules and NYSE listing standards and has concluded that FWC’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee met six times during 2015.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Fernandez (Chair), Mr. Everitt, Ms. Warner and Mr. Whisler. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s adherence to high corporate governance and ethical standards and compliance with applicable legal and regulatory requirements. Together with the Compensation Committee, it oversees the annual review of the Chairman and Chief Executive Officer’s performance. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership, including ensuring appropriate diversity of perspective, background and experience in Board membership.

The Nominating and Corporate Governance Committee has responsibility for making recommendations regarding director compensation design to the Board of Directors for review and action. Brunswick’s Human Resources Department and the Company’s outside consultants provide the Nominating and Corporate Governance Committee with director compensation data as publicly reported, including data relating to peer group and other similarly-sized companies, as well as data from published surveys.

The Nominating and Corporate Governance Committee met six times during 2015.

Qualified Legal Compliance Committee

Members of the Qualified Legal Compliance Committee are Mr. Fernandez (Chair), Ms. Cooper, Mr. Everitt, Ms. Warner and Mr. Whisler. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. During 2015, no reports were made to the Qualified Legal Compliance Committee and, therefore, it did not meet.

Executive Committee

In addition to its standing committees, the Board of Directors has an Executive Committee, comprised of the Chairman of the Board, the Lead Independent Director and the Chairs of the Audit Committee, Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee meets from time to time at the request of the Chairman of the Board. The Executive Committee did not meet during 2015.

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Director Independence

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles provide that a director shall be considered to be independent if he or she satisfies the general director independence standards established by the NYSE. The NYSE standards provide that a director will not be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brunswick). In addition, the NYSE standards provide that a director is not independent if:

•	The director is, or within the prior three years has been, a Brunswick employee, or a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick;

•	The director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $120,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

•	Certain specified relationships exist between the director, a member of the director’s immediate family and a firm that serves or has served as Brunswick’s internal or external auditor;

•	The director is a partner or employee of a firm that is Brunswick’s internal or external auditor;

•	A member of the director’s immediate family is a partner of a firm that is Brunswick’s internal or external auditor, or is an employee of such a firm and personally works on Brunswick’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of a firm that is or was Brunswick’s internal or external auditor and personally worked on Brunswick’s audit during that time;

•	The director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization in which any of Brunswick’s current executive officers serve or served on that business organization’s compensation committee; or

•	The director is an employee of, or a member of the director’s immediate family is a director or an executive officer of, a business organization that has made payments to, or received payments from, Brunswick for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues.

Applying the NYSE standards described above, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the non-management directors has a material relationship with Brunswick and that all non-management directors, comprised of Mr. Archibald, Ms. Cooper, Mr. Everitt, Mr. Fernandez, Mr. Singer, Mr. Stayer, Ms. Warner, Mr. Whisler and Mr. Wood, are independent.

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CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the Principles) to assist it in the performance of its duties and the exercise of its responsibilities. The Principles are available on Brunswick’s website, www.brunswick.com/company/governance/principlespractices.php, or in print upon request by any Brunswick shareholder. The Principles set the framework for Brunswick’s governance structure. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

As set forth in the Principles, the Board’s responsibilities include overseeing and directing the Company’s management in building long-term value for shareholders. The Chief Executive Officer and the Company’s senior management team are responsible for managing Brunswick’s day-to-day business operations and for presenting regular updates to the Board about the Company’s business. The Board offers the Chief Executive Officer and management constructive advice and counsel and may, in its sole discretion and at the Company’s expense, obtain advice and counsel from independent legal, financial, accounting and other advisors.

The Board of Directors met five times during 2015. Our directors collectively attended 98 percent of the 2015 Board and committee meetings, with each director attending more than 85 percent of the aggregate of the Board meetings and meetings of committees of which he or she was a member during 2015. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders. All members of the Board then in office attended the 2015 Annual Meeting of Shareholders.

The non-management directors regularly meet in executive session without members of management present. The Lead Independent Director, Manuel A. Fernandez, presides and acts as the Board’s leader when it meets in executive session or when the Chairman and Chief Executive Officer is unable to lead the Board’s deliberations. Additionally, the Lead Independent Director serves as a liaison between management and the Board and is responsible for consulting with the Chairman and Chief Executive Officer regarding Board and committee meeting agendas and Board governance matters.

Brunswick Ethics Program

In 2013, Brunswick adopted the Brunswick Code of Conduct (the Code), which updated and replaced the prior code of ethics adopted in 2000. The Code applies to all employees, officers and directors of the Company, and includes standards and procedures for reporting and addressing potential conflicts of interest, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. The Board has adopted an additional Code of Ethics for Senior Financial Officers and Managers (the Financial Officer Code of Ethics). The Financial Officer Code of Ethics applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, Vice President — Treasurer, Vice President — Tax, Vice President — Internal Audit, Vice President and Controller and other Brunswick employees designated by the Board, and sets forth standards to which these officers and employees are to adhere in areas such as conflicts of interest, disclosure of information and compliance with laws, rules and regulations. The Financial Officer Code of Ethics supplements the Code. The Nominating and Corporate Governance Committee, Audit Committee and the Company’s Ethics Office oversee and administer these policies. The Code and the Financial Officer Code of Ethics are available at www.brunswick.com/company/ethics/codeofethics.php, and any Brunswick shareholder may obtain them in print upon request. If Brunswick grants a waiver of the policies set forth in the Code or the Financial Officer Code of Ethics, or amends either, we will, to the extent required by applicable law, regulation or NYSE listing standard, disclose that waiver or amendment by making an appropriate statement on our website at www.brunswick.com.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the bases of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that they will be willing to serve on the Board for a sustained period. The Company does not have a formal policy with respect to diversity as a consideration in the identification of nominees for the Board of Directors. However, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board reflect different viewpoints and, therefore, as set forth in the Principles, additional consideration is given to achieving an overall diversity of perspectives, backgrounds and experiences in Board membership. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it with identifying qualified candidates that meet the needs of the Board at that time.

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The Nominating and Corporate Governance Committee will consider qualified director candidates who shareholders suggest by written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Court, Lake Forest, Illinois 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com). Any recommendation a shareholder submits must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder believes the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders that it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the Company’s By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the Company’s By-laws.

Board Leadership Structure

•	Mr. Schwabero serves as our Chairman and Chief Executive Officer

•	Mr. Fernandez serves as our Lead Independent Director

•	9 of 10 directors are independent under the Board’s Principles and Practices and the NYSE Listed Company Manual

•	All of the members of the Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Qualified Legal Compliance Committees are independent

•	Our directors collectively attended 98 percent of the 2015 Board and committee meetings

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of its shareholders at this time because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. Our strong Lead Independent Director position ensures that there are processes in place for robust and independent Board oversight.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Independent Director by the other independent directors, a substantial majority of independent directors, and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

Additionally, the Board believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its shareholders and to assist the Board with identifying Brunswick’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with non-management directors.

Shareholder Communications with the Board

The Principles provide that Brunswick shareholders or other interested parties may, at any time, communicate in writing with the Board, the Lead Independent Director or the non-management directors as a group, by writing to: Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com). The General Counsel will review and distribute to the Board, the Lead Independent Director or the non-management directors as a group, as appropriate, copies of written communications received by any of these means, depending on the subject matter and facts and circumstances described in the communication. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), will not be forwarded to the Board, the Lead Independent Director or the non-management directors.

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Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is tasked with the recommendation and review of corporate governance principles, policies and programs designed to ensure the Company’s compliance with high ethical standards and with applicable legal and regulatory requirements, including those relating to conflicts of interest and other business practices that reflect upon the Company’s role as a responsible corporate citizen. The Nominating and Corporate Governance Committee oversees the implementation of the Brunswick Code of Conduct, which contains Brunswick’s conflicts of interest policy. The Nominating and Corporate Governance Committee reports on these compliance matters to the Board of Directors, which is ultimately responsible for overseeing the Company’s ethical and legal compliance, including transactions with “related persons.”

The Company’s policy regarding related person transactions (the Related Person Transactions Policy) defines “related persons” to include all directors and executive officers of the Company, all beneficial owners of more than 5 percent of any class of voting securities of the Company and the immediate family members of any such persons. On a regular basis, the Company requests that its directors and executive officers complete a questionnaire including questions designed to identify related persons and any potential related person transactions. The Corporation’s General Counsel and Controller, or their delegates, review and update a listing of those individuals identified as related persons on at least an annual basis and more often, as warranted. According to the Related Person Transactions Policy, a related person transaction includes certain transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships. Certain transactions are excluded from this Related Person Transactions Policy.

If a related person transaction required to be disclosed pursuant to SEC rules is identified, the Related Person Transactions Policy requires that the General Counsel and Controller review the transaction and advise the Chair of the Nominating and Corporate Governance Committee as well as the Chair of the Audit Committee, if appropriate. The Nominating and Corporate Governance Committee may approve or ratify such transaction or, if it determines that the transaction should be considered by the Board of Directors, submit it for consideration by all disinterested members of the Board (the Reviewing Directors). In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee and/or the Reviewing Directors will consider relevant factors, including:

•	The size of the transaction and the amount payable to a related person;

•	The nature of the interest of the related person in the transaction;

•	Whether the transaction may involve a conflict of interest; and

•	Whether the transaction involves the provision of goods or services to the Company that are also available from unaffiliated third parties and, if so, whether the terms of the transaction are at least as favorable to the Company as would be available in comparable transactions with unaffiliated third parties.

The Company’s Related Person Transactions Policy was formally codified in a written document in July 2010. Since January 1, 2015, no transaction has been identified as a related person transaction and, therefore, no transaction was referred to the Board or any Board committee for review in that time period.

Risk Management

The Board of Directors has an active role in overseeing effective management of the Company’s risks and regularly reviews information regarding the Company’s credit, liquidity, cash flow and business operations, including any associated risks. The Board conducts an annual, in-depth review of the Company’s business, which includes detailed analysis and consideration of strategic, operational, financial, competitive, compliance and compensation risk areas. Although the Board as a whole has responsibility for risk oversight, each Board Committee addresses relevant risk topics as part of its Committee responsibilities. The Committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy.

Historically, in an ongoing effort to manage risk, Brunswick has maintained a level of financial prudence associated with its compensation programs, which it plans to continue. In assessing whether risks arising from Brunswick’s compensation programs or policies were reasonably likely to have a material adverse effect on the Company, senior management reviewed the Company’s compensation programs and practices for all employees, the potential risk exposure presented by those programs and practices, and the factors, tools and processes that mitigate those risks. As part of its 2015 review, management considered the compensation arrangements currently in place for employees and officers and, following this review, management determined, and the Compensation Committee agreed, that none of Brunswick’s compensation programs or policies creates risks that are reasonably likely to have a material adverse effect on the Company.

As part of this review, management presented a summary to the Company’s Compensation Committee for discussion. The summary listed each compensation program and policy applicable to the various groups of Brunswick employees and officers, the potential risks presented by that program or policy and the risk mitigation tools or processes employed by the Company to mitigate the related risks.

The compensation programs and policies covered by the summary included payments in the forms of base salaries, annual incentive compensation and equity-based awards. The risk mitigation tools covered by the summary included the following: (1) the plans were capped at maximum payout levels that, while creating incentives for superior business performance, were not so great as to entice undue risk-taking; (2) the performance metrics to achieve above-target payouts under the plans were not unduly leveraged (that is, small increments of above-target performance would not result in disproportionate increases in calculated plan bonus amounts); and (3) the plans contain negative discretion provisions that can be (and have been) exercised to reduce or eliminate calculated payout results. This mechanism places final control of plan payouts with the Company’s Board of Directors.

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In addition to senior management’s review, members of Brunswick’s Human Resources Department conduct an annual assessment of all executive and non-executive incentive plans to ensure that they are aligned with the Company’s strategic business objectives. In 2015, in addition to its standard review process, Brunswick’s Human Resources representatives conducted a full review of the potential risks associated with the Company’s incentive plans and engaged in the following analysis:

•	Identify the metrics governing each incentive-based compensation program;

•	Assess the performance metrics of the incentive programs to ensure that they are consistent with the Company’s short-term and long-term goals;

•	Review the potential range of payouts pursuant to the plans to confirm that payouts are reasonable in relation to the economic gain associated with achievement of the metrics;

•	Ensure that the plans establish maximum payout amounts, or caps, for the calculation of payments, as appropriate; and

•	Verify that the Company’s management team and/or the Board of Directors retain the right to modify, suspend and/or terminate the plans and corresponding payouts without prior notice.

The Human Resources representatives considered all of the foregoing information, specifically assessing each of the Company’s incentive plans to identify any provisions that might cause employees to act in a manner that would create risks that are reasonably likely to have a material adverse effect on the Company. No such provisions were identified.

In addition, the Compensation Committee engages in a comprehensive annual review of the Brunswick Performance Plan (BPP), the Company’s primary annual incentive plan, and its performance measures. The Compensation Committee assesses the BPP in conjunction with the Company’s overall strategic business objectives, as well as its forecast and budget. In 2015, the Committee also assessed each of the Company’s compensation programs, ensuring that they were consistent with and aligned with Brunswick’s short- and long-term business objectives. The Compensation Committee reviewed the 2015 BPP and determined that its plan design would effectively encourage employees to engage in appropriate and responsible behavior without unnecessary risk-taking that could have a negative impact on the Company. In addition, the BPP contains a negative discretion clause that expressly empowers the Compensation Committee to limit or reduce the BPP payout under the BPP’s formula, based on extenuating circumstances and business outlook.

The majority of Brunswick’s non-executive incentive plans adopt the BPP’s performance metrics, ensuring that the plans encourage and reward appropriate behavior throughout the organization. For those few incentive plans at the division level that do not mirror the BPP, Brunswick management performs a similar analysis of the plans on an annual basis in order to identify and remediate any potential negative behaviors that might result.

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Stock Held by Directors, Executive Officers and Principal Shareholders

Each director and nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise noted:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 4, 2016		Percent of Class
Nolan D. Archibald	79,356	(1)	*
Nancy E. Cooper	5,936		*
David C. Everitt	9,159	(1)	*
Manuel A. Fernandez	83,814	(1)	*
David V. Singer	10,984	(1)	*
Ralph C. Stayer	40,733	(1)	*
Jane L. Warner	4,586	(1)	*
J. Steven Whisler	46,134	(1)	*
Roger J. Wood	19,050	(1)	*
Dustan E. McCoy(3)	1,155,854	(2)(6)	1.3%
Mark D. Schwabero(4)	233,659	(2)(6)	*
William L. Metzger	229,231	(2)(6)	*
John C. Pfeifer	80,829	(2)	*
B. Russell Lockridge(5)	0	(6)	*
All directors and executive officers as a group	2,260,184	(2)	2.5%
*	Less than 1 percent
(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Mr. Archibald 79,356 shares, Mr. Everitt 9,159 shares, Mr. Fernandez 83,814 shares, Mr. Singer 5,180 shares, Mr. Stayer 16,833 shares, Ms. Warner 4,465 shares, Mr. Whisler 39,066 shares and Mr. Wood 18,985 shares.
Excludes 67,332 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.
(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock-settled SARs exercisable within 60 days of February 11, 2016: Mr. McCoy 917,800 shares.
Includes the following shares of Brunswick Common Stock issuable pursuant to stock-settled SARs exercisable within 60 days of March 4, 2016: Mr. Schwabero 203,300 shares, Mr. Metzger 157,925 shares, Mr. Pfeifer 74,200 shares and all executive officers as a group 1,527,925 shares.
Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2015: Mr. McCoy 102 shares, Mr. Metzger 1,101 shares and all executive officers as a group 4,904 shares.
Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Mr. McCoy 289,351 shares, Mr. Schwabero 31,894 shares and all executive officers as a group 323,696 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with plan terms.
(3)	Mr. McCoy retired as Chairman and Chief Executive Officer effective February 11, 2016. This table therefore reflects the number of shares beneficially owned by Mr. McCoy as of February 11, 2016.
(4)	The Board appointed Mr. Schwabero as Chairman and Chief Executive Officer effective February 11, 2016.
(5)	Mr. Lockridge has provided notice of his intent to retire effective March 31, 2016.
(6)	Excludes Restricted Stock Units (RSUs) owned and vested under the Rule of 70 or Age 62 but not distributable for three years from the grant date.

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Those shareholders known to Brunswick to beneficially own more than 5 percent of Brunswick’s outstanding Common Stock are:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2015		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,721,792	(1)	7.40%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,101,151	(3)	6.70%
FMR LLC and certain of its affiliates 245 Summer Street Boston, MA 02210	5,836,962	(2)	6.41%
(1)	This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on January 25, 2016. BlackRock has sole voting power over 6,372,009 shares and sole dispositive power over 6,721,792 as of December 31, 2015.
(2)	This information is based solely upon a Schedule 13G/A filed by The Vanguard Group, Inc. (Vanguard) with the SEC on February 10, 2016. Vanguard has sole voting power over 67,412 shares, sole dispositive power over 6,034,139 shares and shared dispositive power over 67,012 shares as of December 31, 2015.
(3)	This information is based solely upon a Schedule 13G/A filed by FMR LLC (FMR) with the SEC on February 12, 2016. The FMR reporting entities include FMR, which is the beneficial owner of 5,836,962 shares or 6.41% of the Common Stock outstanding at December 31, 2015 and Abigail P. Johnson. FMR has sole voting power over 931,762 shares and sole dispositive power over 5,836,962 shares as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Brunswick’s directors, executive officers and beneficial owners of more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2015.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Brunswick’s overall executive compensation policies and practices and specifically analyzes the total compensation for the named executive officers (NEOs). The NEOs are:

•	Dustan E. McCoy – Former Chairman and Chief Executive Officer[1]

•	Mark D. Schwabero – Chairman and Chief Executive Officer[1]

•	William L. Metzger – Senior Vice President and Chief Financial Officer

•	John C. Pfeifer – Vice President and President – Mercury Marine

•	B. Russell Lockridge – Vice President and Chief Human Resources Officer[2]

[1]	Mr. McCoy retired as Chairman and Chief Executive Officer and Mr. Schwabero was appointed Chairman and Chief Executive Officer, both effective February 11, 2016. Mr. Schwabero previously served as President and Chief Operating Officer. See the Current report on Form 8-K filed with the SEC on February 12, 2016 for additional information.

[2]	Mr. Lockridge has provided notice of his intent to retire effective March 31, 2016.

Business Highlights

Our 2015 results represent the sixth consecutive year of strong improvements in operating performance. The Company sought to achieve the following financial objectives in 2015:

•	Deliver revenue growth;

•	Experience increases in earnings before income taxes, as well as a slight improvement in gross margin percentages; and

•	Continue to generate strong free cash flow and execute against the Company’s capital strategy.

Achievements against the Company’s financial objectives in 2015 were as follows:

Deliver revenue growth:

•	Ended the year with a 7 percent increase in net sales when compared with 2014 due to the following:

–	Favorable demand environment continued in outboard boat and engine markets with increases driven by favorable retail demand trends and successful new product introductions;

–	Increased sales in the marine service, parts and accessories businesses reflecting benefits from acquisitions, market growth, successful new product launches and market share gains;

–	Higher average selling prices in the Boat and Marine Engine segments due to a favorable shift in mix;

–	Fitness segment benefited from higher sales to U.S. health clubs, local and federal governments and hospitality customers as well as an acquisition completed in 2015, partially offset by a slight decline in international markets; and

–	International sales for the Company decreased 4 percent in 2015 when compared with 2014 on a GAAP basis. On a constant currency basis, international net sales increased 7 percent, primarily due to increased sales in European and Asia-Pacific markets; partially offset by continuing unfavorable global retail demand trends in certain marine markets, including Canada and Brazil.

Experience increases in earnings before income taxes, as well as a slight improvement in gross margin percentages:

•	Reported earnings before income taxes of $315.2 million in 2015 compared with earnings before income taxes of $287.9 million in 2014;

•	Improved gross margins by 10 basis points when compared with 2014, driven by benefits from cost reductions including benefits related to lower commodity costs and sourcing initiatives and volume leverage, offset by the unfavorable effects of foreign exchange rates; and

•	Increased pension settlement charges; restructuring, exit and impairment charges; and increased investment spending in 2015 compared with 2014, partially offset by the absence of an impairment of an equity method investment recorded in 2014.

Continue to generate strong free cash flow and execute against the Company’s capital strategy:

•	Generated strong free cash flow, enabling the Company to continue executing its capital strategy as follows:

–	Funded investments in growth:

-	Organically through capital expenditures, which included tooling costs for the production of new products and spending for plant capacity expansions, growth initiatives and profit-maintaining investments; and research and development;

-	Through acquisition opportunities such as the $29.7 million invested in marine parts and accessories and Fitness segment acquisitions during 2015;

–	Contributed $73.6 million to the Company’s defined benefit pension plans, which included an amount made in connection with settlement payments made to certain pension plan participants in 2015; and

–	Enhanced shareholder returns by repurchasing $120.0 million of common stock under the Company’s share repurchase program in 2015 and increased cash dividends paid to shareholders in 2015 to $48.3 million from $41.7 million in 2014.

•	Ended the year with $668.8 million of cash and marketable securities, a net increase of $32.9 million.

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Deliver Strong Return to Shareholders

Brunswick’s compensation plans are intended to support its strategic focus and reward Company performance. Brunswick’s compensation philosophy is to encourage and reward the creation of sustainable, long-term shareholder value. From a shareholder perspective, Brunswick performed well as illustrated by the total shareholder return (TSR) of 77.3 percent for the three years ended December 31, 2015. The table below highlights Brunswick’s stock price history over a five year period:

STOCK PRICE HISTORY

*	Closing stock price as reported on the New York Stock Exchange for each year.

Consideration of 2015 Executive Compensation Vote

At its 2015 shareholder meeting, the Company received overwhelming shareholder approval of its “say on pay” proposal (97.13 percent of votes cast were cast for the proposal). The Company was pleased with this significant vote of confidence in its pay practices and did not make direct changes to its compensation programs as a result of the vote. Nevertheless, the Company did make some changes to its compensation programs in 2015 to further reinforce the Company’s pay-for-performance philosophy and align management compensation with shareholder interests.

Key Compensation Decisions in 2015

Annual Incentive Plan

For 2015, Earnings Before Interest and Taxes (EBIT) was used as the funding metric under the Brunswick Corporation Senior Management Incentive Plan (SMIP), the Company’s Section 162(m) performance qualified annual incentive plan. Specifically, the SMIP pool was funded based on 2% of EBIT for the CEO and 1% of EBIT for each of the other NEOs. For purposes of distributing the funding earned under the SMIP, the Brunswick Performance Plan (BPP) is used. For 2015, the Company designed the BPP to include divisional EBIT to reward division performance, while still keeping a portion of the award tied to overall Brunswick Earnings Per Share (EPS). Specifically, the 2015 BPP for the NEOs contained performance measures attributable to each of the divisions in addition to corporate EPS. Actual performance in 2015 exceeded the performance targets set for the 2015 BPP, and the Company paid aggregate awards under the plan at approximately 105 percent of target opportunity. For additional information on the annual incentive plan, see “Achievement of Targeted Results” on page 29 below.

Long-Term Incentives

In 2015, the Company granted performance-based equity in the form of performance shares (Performance Shares) to certain key senior executives, including each of the NEOs. Starting with the awards granted in 2015 performance underlying the awards is measured over a three-year performance period. These were the first awards granted under the Brunswick Corporation 2014 Stock Incentive Plan, which was approved by shareholders at the Company’s 2014 Annual Meeting. The Company believes Performance Shares strengthen its pay-for-performance philosophy and align management’s long-term goals with the Company’s key strategic initiatives.

Additionally, the Company has introduced double-trigger Change in Control equity vesting provision for 2016 equity grants. The Company believes that this modification aligns with competitive best practice and shareholder interests.

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Pension Plan De-risking

In 2015, the Company executed several strategies to de-risk its frozen defined benefit qualified pension plans, notably the payment of lump sum amounts to certain active participants in connection with a plan termination, including Mr. Metzger, of their entire accrued benefit under the plan. The Company reduced plan liabilities by approximately $200 million as a result of these lump sum payments and other actions taken in 2014 to pay terminated vested participants their full benefit.

Overall Philosophy and Objectives of Our Executive Compensation Programs

The overall philosophy of Brunswick’s compensation programs for its NEOs and other senior executives is to encourage and reward the creation of sustainable, long-term shareholder value. Specifically, the Company has identified the following objectives to help realize this goal:

•	Alignment with Shareholders’ Interests - Reward performance in a given year and achievements over a sustained period that are aligned with the interests of our shareholders;

•	Motivate Achievement of Financial and Strategic Goals - Ensure that compensation structure reinforces achievement of business objectives and execution of Brunswick’s overall strategy;

•	Remain Competitive - Attract, retain and motivate the talent required to ensure Brunswick’s continued success; and

•	Reward Superior Performance - Reinforce Brunswick’s pay-for-performance culture.

Compensation Design Principles

In support of the objectives identified above, the framework of Brunswick’s executive compensation programs incorporates the following compensation design principles:

Focus on the Creation of Long-Term Shareholder Value

Brunswick’s senior executives are responsible for achieving long-term strategic goals. Accordingly, compensation is weighted towards rewarding long-term value creation for shareholders. For Mr. McCoy in 2015, approximately 65 percent of targeted total compensation was based on long-term performance, and for our other NEOs, it was approximately 52 percent. For Mr. McCoy, approximately 21 percent of targeted total compensation was based on annual performance against established performance criteria, and for our other NEOs it was approximately 23 percent. The balance consisted of base salary (14 percent for Mr. McCoy and 25 percent for the other NEOs in 2015).

Our emphasis on long-term shareholder value creation is best illustrated in the following chart, which shows the portion of total targeted compensation that is attributable to our long-term incentive compensation and the portion attributable to other key elements of our compensation programs. As shown in the chart, long-term incentive compensation accounts for the largest percentage of overall compensation when compared to base salary and annual incentives (bonus). In addition, as a result of the compensation structure, a majority of senior executive compensation is deemed performance-based or “at risk,” with such amounts constituting approximately 86 percent of Mr. McCoy’s total compensation and approximately 75 percent of total compensation for our other NEOs in 2015.

Below is a chart comparing the targeted compensation mix of our former CEO and other NEOs:

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WHAT WE DO	WHAT WE DON’T DO
We tie a very high percentage of executive pay to performance	We have no tax gross-ups (including perks, excise tax)
We require executives to achieve performance-based goals tied to shareholder return	We have no modified single-trigger or single-trigger CIC severance agreements (we only use double-trigger CIC severance provisions)
We target median compensation levels and review market data of our peer group when making executive compensation decisions	We expressly forbid option repricing without shareholder approval in all of our equity plans
We apply strict share ownership guidelines to NEOs and directors	All of our active equity plans expressly forbid exchanges of underwater options for cash
We disclose complete information on annual incentive plans	We do not allow hedging of shares by directors or employees
We require vested shares from our equity compensation programs to be held until share ownership guidelines are met	We do not allow pledging of shares by directors or employees
We consider, and attempt to mitigate, risk in our compensation program	We do not pay dividends or dividend equivalents on unearned performance shares
We use an independent compensation consultant
We have an established clawback policy
Starting in 2016, we implemented double-trigger equity award vesting acceleration upon a Change in Control (CIC)

Provide Incentives for Achievement of the Company’s Goals

In addition to achieving Brunswick’s long-term and strategic goals, the Company’s senior executives are charged with the responsibility for meeting the Company’s financial and operational goals. As a result, the Company has linked executive compensation to business performance by establishing measurable business metrics against which performance is measured, and which the Board of Directors has determined are important to Brunswick’s key stakeholders.

The Company establishes variable compensation targets (including individual BPP targets) for NEOs and other employees, with reference to peer median total direct compensation (base salary plus annual bonus plus long-term incentive) minus base salary. This amount is then split between annual and long-term incentives at a ratio that the Compensation Committee feels is appropriate for a company like Brunswick.

Annual incentive metrics are based on a combination of division and overall Brunswick results. Long-term incentives are based on Brunswick’s consolidated results and total shareholder return.

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Competitive Compensation

Brunswick recognizes that, in order to attract and retain the level of talent that is essential to achieving its established objectives, it must maintain a competitive executive compensation program.

Each year, Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, provides a detailed analysis, utilizing a peer group of 16 publicly-traded companies with annual revenue levels comparable to Brunswick’s, regarding proposed compensation levels for the CEO. Criteria used to identify the peer group include:

•	Size: Companies with revenues that generally range from one-half to two times Brunswick’s total annual revenue;

•	Business Focus: Publicly-traded manufacturing companies; and

•	Consistency: The peer group should be relatively stable. Companies historically have been eliminated if they were acquired or if their revenue was outside the range referenced above.

Brunswick’s peer group in 2015 consisted of the following companies:

•	BorgWarner	•	Curtiss-Wright	•	Harley-Davidson	•	Mattel	•	SPX Corp
•	Briggs & Stratton	•	Dana Holding	•	Hasbro	•	Polaris Industries	•	Tenneco
•	Crane	•	Flowserve Corp	•	Jarden Corp	•	Snap-On Tools	•	Timken
				•	Leggett & Platt

Consistent with past practice, Brunswick assessed the appropriateness of the peer group during 2015, which resulted in changes to the peer group composition. The result of these peer company changes will take effect for 2016 compensation benchmarking. The next review of the peer group is scheduled for 2017.

Brunswick is the largest domestic, publicly-traded company in the recreational marine industry, with total revenues approximately 20 times those of the next largest publicly-traded U.S. recreational boat manufacturer as of December 31, 2015. As a result, there are no direct competitors in the compensation peer group.

For all other NEOs, Brunswick assesses the competitiveness of executive compensation every two years using manufacturing industry survey data purchased from Aon Hewitt. Brunswick’s target pay mix and total compensation opportunities are designed to approximate the median of the market. In 2015, the Company completed the competitive benchmark assessment which confirmed that, on average, Brunswick’s target total direct compensation (base salary, annual bonus and long-term incentives) for the senior management positions, including the NEOs, approximates the median of competitive practice.

Internal Equity

Brunswick establishes compensation ranges for positions with similar characteristics and scope of responsibility, including NEO positions, even if such ranges differ somewhat from comparable positions at companies in our peer group. Balancing competitiveness with internal equity helps support management development and movement of talent throughout Brunswick’s worldwide operations. Differences in actual compensation between employees in similar positions result from individual performance, future potential and division financial results. This effort also helps Brunswick promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

Reward Corporate, Division and Individual Performance

Recognizing corporate, division and individual performance in compensation helps reinforce the importance of working together and furthers Brunswick’s pay-for-performance philosophy. For 2015, Brunswick funded incentives for all participants based on the achievement of corporate and division performance goals and allocated incentives based on individual contributions. For those NEOs with division responsibility, incentives were focused on the financial performance of their divisions, but also included a significant portion tied to overall corporate results.

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What Is Rewarded?

Brunswick designs NEO compensation to reward achievement of budgeted financial results, namely EPS, EBIT, Cash Flow Return on Investment (CFROI) and Operating Margin, Brunswick total shareholder return (both absolute and on a relative basis) and individual performance.

Achievement of Targeted Results

Earnings Per Share, Earnings Before Interest and Taxes, Cash Flow Return on Investment, Operating Margin and Relative Total Shareholder Return

The Company established the 2015 BPP annual incentive formula to recognize and reward outstanding performance by both the overall Company and by its divisions. Specifically, the BPP for the NEOs provides that funding is based on the achievement of corporate EPS and division-specific EBIT. For Corporate NEOs (Messrs. McCoy, Schwabero, Metzger and Lockridge), 2015 BPP was weighted 50 percent on overall Brunswick EPS performance and 50 percent on the EBIT performance of the divisions. In this calculation, each of the divisions was equally weighted. Mr. Pfeifer’s 2015 BPP was also weighted 50 percent on overall Brunswick EPS performance but the remaining 50 percent was based solely on Mercury Marine EBIT.

The following chart shows the relative weighting of the performance measures used under the BPP for NEOs.

	Corporate Results	Division Results
Corporate Participants	50% EPS	Boat Group	16.67% EBIT
		Mercury Marine	16.67% EBIT
		Life Fitness	16.67% EBIT
Division Participants	50% EPS	50% EBIT of their Division

Each of the NEOs also participate in the three year performance share plan which rewards performance based on the achievement of both CFROI and Operating Margin over a three-year period in addition to a modifier at the end of the three-year period based on Brunswick’s three year TSR performance against the TSR of certain companies in the Global Industry Classification Standard (GICS) “Leisure Products” sub-industry.

The Compensation Committee believes that EPS and division EBIT are appropriate measures to be used in our annual incentive plan. Earnings figures, specifically EPS, are widely tracked and reported by analysts and used as a measure to evaluate Brunswick’s performance. Division EBIT is important as it shows each division’s contribution to the Company’s overall earnings performance. Both CFROI and Operating Margin are important within the long-term performance share plan to measure how effective the Company manages its cash and business to create long-term sustainable performance for its shareholders.

Our grants of Performance Shares and RSUs inherently reward absolute TSR because the ultimate earned value of each share will depend on our TSR during the performance/vesting period. In addition, the number of Performance Shares actually earned will depend on our relative TSR performance against other leisure products companies. Both absolute and relative TSR metrics are used because they align the earned compensation amounts with our market performance and our shareholders’ experience.

Stock Price Appreciation

Stock price appreciation is a significant component of total shareholder return and thus shareholder value creation. Stock price appreciation affects the value of Brunswick’s equity grants, including Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs) and Performance Shares.

Individual Performance

The Company assesses individual performance via the Performance Management Process (PMP). The PMP was created to help employees better understand Brunswick and division-specific goals, and to define their role in and contribution towards achieving these goals. The Company believes that the PMP is an effective tool in assessing performance against individual goals.

Once Brunswick and division goals are established, salaried employees (including NEOs) work with their supervisors to set individual goals aligned with the Company’s strategic direction. Employees establish goals for specific initiatives, major responsibilities key to their positions and individual developmental requirements, and their managers identify specific core competencies that employees are expected to achieve. The Chief Executive Officer’s performance is jointly assessed by the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors with input from all members of the Board of Directors. The Chief Executive Officer assesses performance of other NEOs with review by the Compensation Committee.

Individual performance affects base salary increases, annual incentives and equity grant decision-making. As part of the PMP process, managers have the ability to adjust all elements of compensation based on the individual’s attainment of annual goals and performance against critical competencies, which determines the content of the individual’s annual performance review and the overall PMP rating.

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Compensation Elements

Brunswick structures its compensation to reflect the Company’s business objectives and compensation philosophy. The particular elements that comprise the Company’s compensation programs for senior executives are summarized below, along with an explanation of why Brunswick selected each compensation element, how the amount and formula are determined and how decisions regarding that compensation element fit into the Company’s overall compensation objectives and programs.

Base Salary

Base salary is fixed compensation for Brunswick’s NEOs. It is designed to provide a minimum level of pay that reflects each executive’s position and scope of responsibility, leadership skills and individual performance, as demonstrated over time. When establishing an executive’s base salary, the Company also targets the median pay level offered by the companies in its peer group for positions with similar responsibilities and business size. A competitive base salary is important for attracting and retaining the executives needed to lead the business.

Brunswick reviews salaries on an annual basis to ensure they are externally competitive, reflect individual performance and are internally equitable in relation to other Brunswick executives. The Company makes salary adjustments on a periodic basis in response to market practices and to provide merit increases. Additionally, the base salary component serves as the foundation of executives’ total pay, as incentives and benefits are generally computed as a function of base salary, which allows the Company to link performance and pay. As illustrated by the following chart, the average merit increase, excluding promotional or market adjustments, of NEO salary from 2013 to 2015 was 4.5 percent.

	2013	2014	2015	Avg
McCoy	5.0%	0.0%	4.8%	3.3%
Schwabero	12.4%	10.0%	3.1%	8.5%
Metzger	0.0%	5.4%	4.1%	3.2%
Pfeifer	4.7%	0.0%	9.2%	4.6%
Lockridge	4.9%	0.0%	4.0%	3.0%
Average Merit Increase				4.5%

Annual Incentive Plan

Brunswick’s annual incentive plan, the BPP, is the primary compensation element used to reward accomplishments against established business goals within a given year.

Brunswick sets the BPP target funding based on planned performance for the year, as approved by the Board of Directors. The BPP limits funding to no more than 200 percent of target funding, with the Compensation Committee approving amounts within a range from 0 percent to 200 percent based on its review of the Company’s performance against pre-established targets. Target funding is equal to salary paid in the year multiplied by the target percentage for each participant. For 2015, the percentage of salary targets under the BPP for NEOs ranged from 80 percent to 150 percent.

The Company determines individual awards using: overall funding as approved by the Compensation Committee; the individual’s pro-rata portion of approved funding as adjusted for individual performance; and other factors deemed to be relevant. For 2015, the Compensation Committee approved payouts ranging from 85 percent to 139 percent of target opportunity. The performance measures required to support funding at 100 percent of target opportunity for all NEOs in 2015 were Earnings Per Share of $2.77 and the following internal EBIT target levels for the business units: Mercury Marine: $327.1 million; Boat Group: $65.8 million; and Life Fitness: $125.3 million. The BPP plays an important role in the Company’s overall compensation structure, as it signals “what is important” and “what is expected” for the year from the standpoint of corporate, division and/or individual results. Additionally, the BPP serves to focus executives on achieving current objectives, which are deemed necessary to attain long-term goals, and it establishes appropriate performance and annual incentives by rewarding divisions and individuals within those units for actual performance.

Long-Term Incentives

Brunswick continually monitors what might be the most appropriate design of its long-term incentive plans taking into consideration both competitive practice and what would drive the most appropriate behavior of the participants. Prior to 2010, SARs were identified as the sole award used to provide annual long-term incentive opportunities to better align the interests of management with those of shareholders. Since then, there has been a shift in long-term incentive mix. To reinforce the use of performance-based compensation, since the 2013 annual grant, certain senior executives, including the NEOs, have had 50 percent of their target long-term incentive opportunity granted in Performance Shares and the balance in RSUs. This progressive transition to incorporate RSUs and Performance Shares into the Company’s long-term incentive mix was designed to align the Company’s incentive program with competitive pay practices and to reinforce pay for performance and an element of retention due to the three-year cliff vesting schedule for RSUs. The progression from 2011 through 2015 of the Company’s mix of long-term incentives for the NEOs is shown on the following graph.

LTI Mix

Performance Shares

In 2015, all NEOs were granted Performance Share awards. The 2015 Performance Shares are earned over a three-year performance period based on achievement of two financial metrics, with payout between 0 percent and 200 percent of the target opportunity. At the end of the three years, 75 percent of the award will be based on three-year average CFROI achievement and 25 percent will be earned based on

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three-year average Operating Margin attainment. The level of performance required for target payout is based on three-year strategic plan targets. The Compensation Committee believes these targets are challenging yet reasonably attainable. The final payout at the end of the three-year period may be increased or decreased by an additional 20 percent based on Brunswick’s three-year TSR performance against the TSR of certain companies in the Global Industry Classification Standard (GICS) “Leisure Products” sub-industry. Performance in the bottom quartile against the GICS comparator group reduces the Performance Share award payout by 20 percent and performance in the top quartile increases the Performance Share award payout by 20 percent, with a payout cap of 200 percent of target. Performance between the 25th and 75th percentile of the GICS comparator group results in no modification of the award payout. The design of the Performance Share award provides multiple benefits, including focusing management on the success of key strategic initiatives via the CFROI and Operating Margin metrics, as well as strengthening the alignment with long-term shareholder interests with the TSR modifier at the conclusion of the three-year performance period.

The Company revised the design of the 2015 Performance Share award from the 2014 award. The 2014 Performance Share award was based on achievement of CFROI targets over a 12-month period with an additional two-year vesting period. The final payout is then adjusted at the end of the three-year performance period by relative TSR to a comparator group. While the TSR modifier metric and design was maintained with the 2015 Performance Share award, the performance period for CFROI was lengthened to align executive focus with our long-term business strategy and shareholder interests. In addition, a three-year Operating Margin metric was incorporated into the 2015 Performance Share award.

Other Long-Term Incentives

In addition to Performance Shares, Brunswick currently utilizes RSUs. Brunswick believes that RSUs are an important component of its compensation structure because each award increases linkage to shareholders’ interests by rewarding stock price appreciation and tying wealth accumulation to performance. Additionally, RSUs help to reinforce team performance, encourage senior executives to focus on long-term performance and function as a retention incentive through the vesting period. Past long-term incentive awards have included SARs. The recently approved 2014 Stock Incentive Plan does not permit the “re-pricing” of stock options or SARs, including the cancellation of underwater stock options or SARs for cash or another award, without the approval of our shareholders. Although Brunswick believes SARs are an effective way to align executives with the shareholders, Brunswick has not granted SARs since 2013 and has, rather, granted a higher proportion of Performance Shares to better reinforce the Company’s pay-for-performance philosophy.

The size of long-term incentive awards for NEOs is based on the following factors:

•	Peer median total direct target compensation minus target cash compensation (base salary plus individual BPP target cash incentive targets). This determines a reference point for the dollar value of the total equity grant target and is consistent with targeting median pay for consistently solid Company and individual performance.

•	Grant size is based on a fixed dollar target that is established every two years when competitive benchmark compensation information is updated. The actual share award amounts for each NEO are determined using a Black-Scholes-Merton valuation for SARs (when applicable), a Monte Carlo valuation for Performance Shares and the Company’s stock price on the date of the grant for RSUs.

Share Ownership Requirements

In order to ensure continual alignment with its shareholders, Brunswick maintains share ownership requirements for its officers. This share ownership policy calculates minimum required ownership levels as a multiple of the officer’s base salary.

The current share ownership requirements are as follows:

Tier	Management Level	NEO	Ownership Requirement
I	Chief Executive Officer	McCoy, Schwabero	5.0 times salary
II	Chief Financial Officer and Designated Executive Officers	Metzger, Pfeifer	3.0 times salary
III	Other Executive Officers	Lockridge	2.0 times salary
IV	Other Officers		1.0 times salary

Officers not meeting the ownership requirements will be required to retain shares having a value equal to 50 percent of the after-tax profit from the Common Stock acquired under our equity plans. For purposes of calculating compliance with the requirements, “shares owned” include shares directly owned, shares owned by immediate family members residing in the same household, shares held in trust, share equivalents held in the Company’s tax-qualified defined contribution plans and deferred compensation plans and RSUs. Unexercised stock options and SARs and outstanding Performance Shares do not count as “shares owned.” For those officers approaching retirement, ownership requirements will be reduced as follows: 80 percent of target for those age 63; 60 percent of target for those age 64; and 50 percent of target for those age 65 and above.

The Compensation Committee reviews compliance with these share ownership requirements on an annual basis, with all NEOs currently in compliance with the stated requirements. Please see the Narrative to Director Compensation Table for information regarding share ownership guidelines for directors.

Clawbacks

The Compensation Committee can require the repayment of all or a portion of previous BPP awards as it deems appropriate in the event of misconduct that causes a restatement of financial results. In addition, for those who have entered into Terms and Conditions of Employment with Brunswick, including each of the NEOs, the Compensation Committee has expanded the types of payments the Company can recover in the event of a violation of the restrictive covenants set forth in the Terms and Conditions of Employment to include any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination.

Anti-Hedging and Anti-Pledging Policy

No director, NEO or other employee may engage in hedging or monetization transactions or similar arrangements with respect to Common Stock, including the purchase or sale of puts, calls or options on Common Stock (other than options granted by Brunswick), or the use of any other derivative instruments to hedge or offset any decrease in the market value of the Common Stock. In addition, no director, NEO or other employee may pledge Common Stock as collateral.

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Post-Employment Compensation

Post-employment compensation elements that are not currently offered to salaried employees in general are summarized below.

Supplemental Pension Plan

Of the NEOs, only Mr. Metzger participates in, or has a balance in, the non-qualified defined benefit retirement plan (the Supplemental Pension Plan). Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension benefit has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above Internal Revenue Service (IRS) qualified defined benefit plan limits receive the full amount of their intended pension benefits. Pursuant to the Supplemental Pension Plan, the Company pays, on a non-qualified basis, the difference between an employee’s earned defined benefit pension and the level of benefits that is permissible by IRS qualified limits. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

Brunswick Restoration Plan

All NEOs participate in the Brunswick Restoration Plan. The Restoration Plan ensures that employees with covered compensation or retirement plan contributions above IRS qualified defined contribution plan limits receive the full amount of their intended retirement benefits. If an employee elects to participate in the Restoration Plan, 401(k) contributions and Brunswick’s match on these contributions above the IRS limit are credited to this plan. In addition, Brunswick’s variable retirement contributions for eligible employees are automatically credited to their Restoration Plan accounts. This is a non-qualified plan.

The Restoration Plan provides a retirement benefit consistent with that of employees who are not affected by the IRS compensation and benefit limits.

The 2005 Elective Deferred Incentive Compensation Plan

Mr. McCoy, Mr. Lockridge, Mr. Schwabero and Mr. Pfeifer currently maintain balances in the 2005 Elective Deferred Incentive Compensation Plan. The 2005 Elective Deferred Incentive Compensation Plan provided eligible employees the opportunity to save in a tax-deferred manner. In 2008, the Company suspended participation in the plan. The Compensation Committee will continue to assess the competitive and regulatory landscape to determine if future enrollment in this plan is warranted.

The 2005 Automatic Deferred Compensation Plan

The 2005 Automatic Deferred Compensation Plan defers payment of certain compensation that would otherwise be non-tax-deductible to Brunswick by reason of Section 162(m) of the Internal Revenue Code until six months after employment ends. The 2005 Automatic Deferred Compensation Plan preserves Brunswick’s ability to take a tax deduction for senior executives’ compensation. Senior executives are required to defer receipt of non-deductible compensation in excess of $1.5 million in order to limit non-deductible compensation under Section 162(m) of the Internal Revenue Code. For amounts deferred in cash, financial returns on automatic deferrals are based on either: (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus two percentage points, or Brunswick’s short-term borrowing rate; or (ii) securities selected by the participant. The two percentage point increment is used to recognize that the NEO defers the receipt of earned compensation until sometime in the future, typically upon retirement or other termination of employment. For amounts deferred in stock, the account is credited with the number of share units equal to the number of shares of Company stock as of the date on which the shares would otherwise have been paid. As of December 31, 2015, Mr. McCoy, Mr. Schwabero and Mr. Pfeifer were the only participants with automatic deferrals under this plan.

Life Insurance Policies

Of the NEOs, only Mr. Metzger has a Split-Dollar Life Insurance replacement policy (Replacement Policy). The Replacement Policy provides an insured death benefit and allows for capital accumulation. The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers and, as a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured the Replacement Policy in 2004 such that the net present value cost to Brunswick did not increase. Although the Company continues to cover the costs of the Replacement Policy, Mr. Metzger is now responsible for the actual payment of the annual premium and keeping his policy current.

Pre-2003 loans on these policies were grandfathered under Sarbanes-Oxley and remain outstanding. The loans must be repaid to Brunswick at the scheduled rollout date or upon death (whichever occurs first) per the terms of the Split Dollar agreement. Executives with split-dollar life insurance replacements do not receive Company-provided basic life insurance coverage. Executives hired since 2003 receive basic life insurance coverage under the same terms as other salaried employees, except that the Company continues to pay for a life insurance policy for Mr. Schwabero that was provided by his former employer.

Terms and Conditions of Employment

All NEOs maintain agreements setting forth their terms and conditions of employment (Agreements). The Agreements memorialize the “at will” nature of the employment relationship, and describe each executive’s duties, compensation, benefits and perquisites. Additionally, the Agreements consolidate the restrictive covenants that exist during and after employment (e.g., non-competition, confidentiality, non-solicitation).

Finally, the Agreements establish and limit the compensation and benefits to which an executive is entitled in the event of termination.

Brunswick believes that offering Agreements to its executives helps to ensure the retention of executive experience, skills, knowledge and background for the benefit of the Company, and the efficient achievement of the Company’s long-term goals and strategy. Additionally, the Agreements reinforce and encourage the executives’ continued attention and dedication to duties without the distraction arising from the possibility of a Change in Control. The Agreements do not provide excise tax gross-ups.

Perquisites

The Company extends certain benefits to NEOs that it does not offer to salaried employees in general. These programs help NEOs enhance their understanding of Brunswick products, protect their physical health and maximize their productivity.

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Executive Product Program

The product program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business development opportunities. The program provides a product allowance equal to $30,000 for all participants. The Company does not reimburse the participant for the tax liability associated with the program. The allowance may be applied toward the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, which is available to all Brunswick employees, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased.

Executive Physical Program

Brunswick provides a physical examination program to senior executives that is intended to protect the health of such executives and Brunswick’s investment in its leadership. The Compensation Committee requires senior executives to have an annual physical examination and, as part of this program, they have immediate access to healthcare providers.

Personal Aircraft Use

The Chairman and Chief Executive Officer may use Company aircraft for personal use on a limited basis. This benefit allows for the effective use of the Chairman and Chief Executive Officer’s limited personal time. Other NEOs may use the Company aircraft for personal use with prior approval from the Chairman and Chief Executive Officer.

Determining Executive Compensation

Decisions with respect to specific BPP awards, equity awards and base salary increases for the current year are normally made at the first Compensation Committee and Board meeting of each year. At this meeting, the Compensation Committee and the Board of Directors also make decisions with respect to the prior year’s performance and BPP funding. Base salary increases are generally effective as of the first full pay period in April.

The Compensation Committee reviews and approves equity grant terms and conditions and grant size for NEOs and other senior executives at its first meeting of the year, which is generally held following Brunswick’s public disclosure of its financial results for the prior year.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee reviewed and discussed this Compensation Discussion and Analysis with management.

Based on that review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors of Brunswick Corporation that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s Proxy Statement to be filed in conjunction with the Company’s 2016 Annual Meeting.

J. Steven Whisler, Chair
David C. Everitt
Manuel A. Fernandez

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2015 Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s named executive officers (NEOs) for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Dustan E. McCoy(6)	2015	$1,125,000	$6,500,604	$1,777,000	$188,089	$452,777	$10,043,470
Former Chairman and	2014	1,050,000	5,248,048	1,853,000	122,184	518,441	8,791,673
Chief Executive Officer	2013	1,036,539	4,900,084	1,900,000	134,678	498,519	8,469,820
Mark D. Schwabero(7)	2015	$744,231	$2,502,375	$784,000	$-	$181,097	$4,211,703
Chairman and Chief	2014	598,077	1,455,188	702,000	-	163,496	2,918,761
Executive Officer	2013	485,192	899,557	700,000	-	134,898	2,219,647
William L. Metzger	2015	$517,500	$1,000,904	$545,000	$29,292	$121,285	$2,213,981
Senior Vice President and	2014	478,269	899,926	563,000	270,642	105,388	2,317,225
Chief Financial Officer	2013	433,077	899,557	490,900	-	90,849	1,914,383
John C. Pfeifer(8)	2015	$479,423	$1,000,904	$429,000	$191	$115,019	$2,024,537
Vice President and	2014	396,538	671,388	370,000	-	105,230	1,543,156
President – Mercury Marine
B. Russell Lockridge(9)	2015	$430,615	$500,567	$453,000	$-	$130,217	$1,514,399
Vice President and Chief	2014	404,000	429,508	475,000	-	149,101	1,457,609
Human Resources Officer	2013	398,885	430,402	471,500	-	154,741	1,455,528

(1)	The amounts shown in this column constitute actual base salary paid. These amounts reflect that there was an additional pay period in 2015 due to the overlay of biweekly pay periods on calendar years.

Annual salaries as of December 31, 2015 were:

McCoy	Schwabero	Metzger	Pfeifer	Lockridge
$1,100,000	$750,000	$505,000	$475,000	$420,000

(2)	The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units and performance shares granted under the Brunswick Corporation 2014 Stock Incentive Plan during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (FASB ASC Topic 718). For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. If the highest achievement level is attained, the maximum amounts that would be received with respect to the 2015 performance shares, calculated using the December 31, 2015 closing share price are as follows: Mr. McCoy, $5,849,058; Mr. Schwabero, $2,252,746; Mr. Metzger, $899,078; Mr. Pfeifer, $899,078; and Mr. Lockridge, $454,590. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column constitute payments made under the annual Brunswick Performance Plan (BPP).

(4)	The amounts shown in this column include:

For Mr. McCoy in 2013, 2014 and 2015 and for Mr. Pfeifer in 2015, above-market interest paid on required automatic deferrals under the 2005 Automatic Deferred Compensation Plan. Interest earned on investment alternatives selected by the officer in the Restoration Plan is a market rate of return and is therefore not included in this column.

For Mr. Metzger, the actuarial values of benefits under Brunswick’s qualified pension plans and the Supplemental Pension Plan on December 31, 2015 compared to December 31, 2014 are as follows:

		Present Value of	Present Value of
		Accumulated Benefit	Accumulated Benefit	Change in Pension
Name	Plan Name	@ 12/31/2014	@ 12/31/2015	Value
William L. Metzger	Qualified Pension Plans	$849,357	$0	$-
	Supplemental Pension Plan	$483,619	$512,911	$29,292

(5)	The amounts shown in this column include the following for fiscal year 2015:

Defined Contribution Plan Contributions: Brunswick contributions to defined contribution programs, including both qualified and non-qualified programs (to provide for contributions in excess of IRS limits) per the contribution formulas detailed in the Narrative to Non-Qualified Deferred Compensation Table are as follows:

	McCoy	Schwabero	Metzger	Pfeifer	Lockridge
Qualified	$26,200	$26,200	$26,200	$26,200	$26,200
Non-Qualified	$269,920	$109,534	$75,170	$53,469	$62,555

Amounts contributed to the qualified plan include Company match and a variable retirement contribution of four percent and six percent, respectively, on qualified plan limit earnings.

Product Program: Brunswick provides a product program for Company officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product integration opportunities. Each year, officers are eligible to select products with an aggregate annual value of up to $30,000. The allowance may be applied toward the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased. However, the Company does not reimburse executives for the associated tax liability as a result of the purchases or value received from the program.

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The incremental cost of products selected, which is based on the discounted prices established pursuant to the Brunswick Employee Purchase Program, is as follows:

McCoy	Schwabero	Metzger	Pfeifer	Lockridge
$30,000	$30,000	$7,935	$30,000	$30,000

Life Insurance: The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. As a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured existing split-dollar life insurance policies in 2004 such that the net present value cost to Brunswick did not increase. Mr. Metzger is now responsible for payment of the annual premium and keeping his policy current. Annual payments to Mr. Metzger in connection with his payment of premiums are:

Metzger
$11,980
Policy Maturity Date	07/01/2026

Mr. Metzger is not provided any life insurance through the Company’s basic life program for employees.

Brunswick pays the annual premium of $9,300 for Mr. Schwabero to continue the life insurance policy provided by his former employer.

Personal Usage of Company Aircraft: Mr. McCoy, Mr. Schwabero and Mr. Lockridge utilized the Company aircraft for personal use on a limited basis. The incremental cost to Brunswick for such usage during 2015 was $119,742 for Mr. McCoy, $1,463 for Mr. Schwabero and $2,407 for Mr. Lockridge. This incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of all flights, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits.

Other Benefits: Each of the NEOs received the following perquisites and other personal benefits, none of which exceeded $25,000: (a) an annual executive physical examination; and (b) a service providing 24-hour access to immediate healthcare.

There are no tax gross-ups related to any executive benefits.

(6)	Mr. McCoy resigned as Chairman and Chief Executive Officer effective February 11, 2016.

(7)	Mr. Schwabero was appointed Chairman and Chief Executive Officer effective February 11, 2016.

(8)	Mr. Pfeifer was not a Named Executive Officer in 2013. Therefore, this table does not provide 2013 data for him.

(9)	Mr. Lockridge has provided notice of his intent to retire effective March 31, 2016.

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Dustan E. McCoy	1/1/2015	$-	$1,687,500	$3,375,000
	2/11/2015				-	57,900	115,800		$3,252,243
	2/11/2015							60,300	$3,248,361
Mark D. Schwabero	1/1/2015	$-	$744,231	$1,488,462
	2/11/2015				-	22,300	44,600		$1,252,591
	2/11/2015							23,200	$1,249,784
William L. Metzger	1/1/2015	$-	$517,500	$1,035,000
	2/11/2015				-	8,900	17,800		$499,913
	2/11/2015							9,300	$500,991
John C. Pfeifer	1/1/2015	$-	$383,538	$767,076
	2/11/2015				-	8,900	17,800		$499,913
	2/11/2015							9,300	$500,991
B. Russell Lockridge	1/1/2015	$-	$430,615	$861,230
	2/11/2015				-	4,500	9,000		$252,765
	2/11/2015							4,600	$247,802

(1)	Consists of threshold, target and maximum awards under the 2015 BPP.
(2)	Consists of performance shares awarded under the Brunswick Corporation 2014 Stock Incentive Plan. Performance shares vest and convert to shares of Brunswick Common Stock at the end of the three-year performance period based on the final plan performance.
(3)	Consists of RSUs awarded under the Brunswick Corporation 2014 Stock Incentive Plan. Awards vest on the third anniversary of the grant date unless the Rule of 70 or Age 62 is met.
(4)	The amounts shown in this column constitute the aggregate grant date fair value of equity awards granted under the Brunswick Corporation 2014 Stock Incentive Plan during 2015, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Equity Compensation Plan Information and Awards

Brunswick granted RSUs and Performance Shares to all NEOs in 2015 pursuant to the Brunswick Corporation 2014 Stock Incentive Plan. RSUs are generally granted annually and typically vest 100 percent on the third anniversary of the grant date. Performance Shares are generally granted annually and, if earned, typically vest 100 percent at the end of a three-year performance period. The terms of the awards reflect the use of the “Rule of 70 or Age 62” (as described below), along with the inclusion of an additional provision that would pro-rate the grant in the event of termination prior to the first anniversary of the date of grant, provided the participant had met the appropriate retirement definition in the terms and conditions of the award. Providing for a “prorated” grant serves to keep the decision about retirement timing independent of the vesting schedule of equity-based compensation. Of the NEOs, Mr. McCoy, Mr. Schwabero, Mr. Metzger and Mr. Lockridge meet the Rule of 70 or Age 62 provision. Please see the “Other Potential Post-Employment Payments” section for a description of the treatment of equity awards following an involuntary termination of employment or a Change in Control.

Rule of 70 or Age 62

The terms and conditions of SARs, RSUs and Performance Shares each provide for accelerated vesting of the award in certain termination of employment situations upon attainment of either: (i) the sum of the individual’s age plus years of service being equal to or greater than 70; or (ii) age 62 (Rule of 70 or Age 62). Once the Rule of 70 or Age 62 is achieved, and if the employee’s employment is terminated (other than for cause or due to death or permanent disability) the applicable awards are treated as follows:

- SARs - If termination occurs on or after the first anniversary of the grant, vesting continues on the normal vesting schedule. If termination occurs prior to the first anniversary of the grant, a pro-rata portion of the grant will vest pursuant to the normal vesting schedule.

- RSUs - If termination occurs on or after the first anniversary of the grant, all of the award will be distributed three years from grant date. If termination occurs prior to the first anniversary of the grant, a pro-rata portion of the award will be distributed three years from grant date.

- Performance Shares - If termination occurs on or after the first anniversary of the grant, grantee will receive the entire award at the end of the performance period, calculated as if the grantee had remained employed throughout the entire performance period and based on actual performance. If termination occurs prior to the first anniversary of the grant, the grantee will receive a pro-rata portion of the earned award at the end of the performance period.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed description of awards granted to the NEOs during 2015.

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2015 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding each NEO’s outstanding equity awards as of December 31, 2015. The equity awards in this table consist of stock-settled stock appreciation rights (options), restricted stock units and performance shares.

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(3)	Market Value of Shares or Units of Stock Held That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dustan E.	2/9/2010	563,000	-		$11.08	2/9/2020
McCoy	2/8/2011	254,000	-		$21.52	2/8/2021
	2/14/2012	75,600	25,200		$23.79	2/14/2022
	2/4/2013								94,934	$4,795,137
	2/3/2014								62,766	$3,170,311
	2/11/2015								57,900	$2,924,529
Mark D.	2/9/2009	35,000	-		$3.71	2/9/2019
Schwabero	5/12/2009	65,000	-		$5.86	5/12/2019
	2/9/2010	62,000	-		$11.08	2/9/2020
	2/8/2011	28,000	-		$21.52	2/8/2021
	2/14/2012	9,975	3,325		$23.79	2/14/2022
	2/4/2013								17,400	$878,874
	2/3/2014								10,791	$545,053
	5/6/2014								6,831	$345,034
	2/11/2015								22,300	$1,126,373
William L.	2/14/2006	5,000	-		$39.15	2/14/2016
Metzger	2/13/2007	8,000	-		$33.00	2/13/2017
	2/28/2008	25,000	-		$17.06	2/28/2018
	2/9/2009	13,125	-		$3.71	2/9/2019
	5/12/2009	35,000	-		$5.86	5/12/2019
	2/9/2010	45,000	-		$11.08	2/9/2020
	2/8/2011	23,000	-		$21.52	2/8/2021
	2/14/2012	6,600	2,200		$23.79	2/14/2022
	2/4/2013								17,400	$878,874
	2/3/2014								10,791	$545,053
	2/11/2015								8,900	$449,539
John C.	2/13/2007	5,000	-		$33.00	2/13/2017
Pfeifer	2/9/2009	8,750	-		$3.71	2/9/2019
	5/12/2009	12,500	-		$5.86	5/12/2019
	2/9/2010	24,000	-		$11.08	2/9/2020
	2/8/2011	15,750	-		$21.52	2/8/2021
	2/14/2012	6,150	2,050		$23.79	2/14/2022
	2/4/2013						6,433	$324,931	3,712	$187,493
	2/3/2014						5,511	$278,361	2,673	$135,013
	5/6/2014						4,480	$226,285	4,257	$215,021
	2/11/2015						9,396	$474,592	8,900	$449,539
B. Russell	2/14/2012	-	2,700		$23.79	2/14/2022
Lockridge	2/4/2013								8,352	$421,860
	2/3/2014								5,148	$260,025
	2/11/2015								4,500	$227,295

(1)	Stock Appreciation Rights (SARs) vest at a rate of 25 percent per year over the first four years of the 10-year option term.
(2)	The market value of shares or units of stock that have not vested reflects a stock price of $50.51, the closing stock price on December 31, 2015.
(3)	RSU grants vest 100 percent on the third anniversary of the date of grant. Amounts include reinvested dividends.
(4)	Represents the calculation of the 2013 performance share awards with an additional modification of +20% based on current TSR performance against the established peer group, as described in the Compensation Discussion & Analysis. Mr. Pfeifer’s performance share grant does not include the TSR modifier as he was not part of the population to have this plan feature at the time of his grant.
(5)	Represents the calculation of the 2014 performance share awards which may be subject to additional modification of +/- 20% based on TSR performance against the established peer group, as described in the Compensation Discussion & Analysis. Mr. Pfeifer’s performance share grant does not include the TSR modifier as he was not part of the population to have this plan feature at the time of his grant.
(6)	2015 performance share award grants are subject to a three-year performance period and may be subject to additional modification of +/- 20% based on TSR performance against the established peer group, as described in the Compensation Discussion & Analysis.

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2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)(2)(3)(4)(5)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dustan E. McCoy	-	$-	190,075	$10,105,498
Mark D. Schwabero	-	$-	50,250	$2,617,519
William L. Metzger	-	$-	26,293	$1,396,953
John C. Pfeifer	5,000	$78,600	9,432	$531,870
B. Russell Lockridge	9,700	$303,786	16,766	$893,355

(1)	Includes the following number of vested PSUs awarded on February 14, 2012, which vested on February 11, 2015, using a market price of $53.87 per share:

		McCoy	Schwabero	Metzger	Pfeifer	Lockridge
	Shares	62,920	8,355	5,570	-	6,709
	Value	$3,389,500	$450,084	$300,056	$-	$361,414
(2)	Includes the following number of vested RSUs awarded on February 14, 2012, which vested on February 17, 2015, using a market price of $56.39 per share:
		McCoy	Schwabero	Metzger	Pfeifer	Lockridge
	Shares	-	-	-	9,432	-
	Value	$-	$-	$-	$531,870	$-
(3)	Includes the following number of vested RSUs awarded on February 3, 2014, which vested on February 3, 2015, (due to the application of the Rule of 70 or Age 62), using a market price of $54.94 per share:
		McCoy	Schwabero	Metzger	Pfeifer	Lockridge
	Shares	66,230	11,327	11,327	-	5,409
	Value	$3,638,676	$622,305	$622,305	$-	$297,170
(4)	Includes the following number of vested RSUs awarded on May 6, 2014, which vested on May 6, 2015, (due to the application of the Rule of 70 or Age 62), using a market price of $50.67 per share:
		McCoy	Schwabero	Metzger	Pfeifer	Lockridge
	Shares	-	7,128	-	-	-
	Value	$-	$361,176	$-	$-	$-
(5)	Includes the following number of vested RSUs awarded on February 11, 2015, which vested on December 31, 2015 (due to the application of the Rule of 70 or Age 62), using a market price of $50.51 per share:
		McCoy	Schwabero	Metzger	Pfeifer	Lockridge
	Shares	60,925	23,440	9,396	-	4,648
	Value	$3,077,322	$1,183,954	$474,592	$-	$234,770

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payment During Last Fiscal Year
William L. Metzger	Qualified Pension Plan	21.33	$0	$681,393
	Supplemental Pension Plan	21.33	$512,911	$—

Narrative to Pension Benefits Table

The Brunswick Pension Plan for Selected Current and Former Employees

In 2015, the Company established the Brunswick Pension Plan for Selected Current and Former Employees as a frozen pension plan to provide retirement benefits for certain participants, including Mr. Metzger, whose accrued benefits were transferred from the Brunswick Pension Plan for Salaried Employees. The Brunswick Pension Plan for Selected Current and Former Employees was subsequently terminated on February 28, 2015 and, as a result, Mr. Metzger received a lump sum distribution on December 2, 2015 in the amount of $681,393. The distribution to Mr. Metzger satisfies the plan’s liability in full and no further benefit is payable to Mr. Metzger as of that date. Therefore, the present value of accumulated benefits at December 31, 2015 is $0.

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Supplemental Pension Plan

Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension plan has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above IRS qualified defined benefit plan limits receive the full amount of their intended pension benefits. Under the Supplemental Pension Plan, the Company pays, on a non-qualified basis, the difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits, and this amount is subject to the claims of creditors. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

The formula for determining benefits under the Supplemental Pension Plan is the same formula used for the qualified pension plans, specifically a formula based upon age, years of participation in the plan up to 30 years and the average of the three highest consecutive years’ earnings (salaries, annual BPP and commissions, but excluding payouts under the Strategic Incentive Plan, which has been eliminated).

2015 Non-Qualified Deferred Compensation

RESTORATION PLAN

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$135,650	$269,920	$(27,561)	$-	$5,771,027
Mark D. Schwabero	$70,874	$109,534	$(55,401)	$-	$4,542,080
William L. Metzger	$40,775	$75,170	$(1,818)	$-	$509,031
John C. Pfeifer	$29,221	$53,469	$(8,942)	$-	$993,445
B. Russell Lockridge	$32,031	$62,555	$(5,731)	$-	$3,971,079

2005 ELECTIVE DEFERRED INCENTIVE COMPENSATION PLAN

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$-	$-	$(7,396)	$-	$871,373
Mark D. Schwabero	$-	$-	$(9,702)	$-	$623,250
William L. Metzger	$-	$-	$-	$-	$-
John C. Pfeifer	$-	$-	$(1,451)	$-	$125,318
B. Russell Lockridge	$-	$-	$(1,458)	$-	$1,083,021

2005 AUTOMATIC DEFERRED COMPENSATION PLAN

Name	Executive Contributions in Last FY(5)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$6,212,319	$-	$(83,105)	$-	$23,257,575
Mark D. Schwabero	$99,012	$-	$(67,933)	$-	$31,079
William L. Metzger	$-	$-	$-	$-	$-
John C. Pfeifer	$10,510	$-	$469	$-	$10,979
B. Russell Lockridge	$-	$-	$-	$-	$-
(1)	100 percent of the amount for each NEO in this column represents deferrals of salary and BPP and is reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)	100 percent of the amount for each NEO in this column is reported in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column include above-market interest reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(4)	The following amounts were previously reported as compensation to the NEOs in past Summary Compensation Tables. These amounts consist of Executive and Company Contributions and above-market interest as follows:

McCoy	Schwabero	Metzger	Pfeifer	Lockridge
$6,168,704	$328,706	$159,937	$67,162	$182,562

(5)	The amounts for Mr. McCoy and Mr. Schwabero in this column represent deferrals of RSUs and Performance Shares granted on February 14, 2012, and distributable on February 17, 2015 and February 11, 2015, respectively. The amount for Mr. Pfeifer represents a deferral from his 2014 BPP payment.

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Narrative to Non-Qualified Deferred Compensation Tables

The Non-Qualified Deferred Compensation tables show amounts deferred in 2015 under the Elective Deferred Incentive Compensation, Restoration (non-qualified plan to provide for contributions in excess of IRS limits) and Automatic Deferred Compensation plans and includes previous deferrals.

Under the 2005 Elective Deferred Incentive Compensation Plan, participants were allowed to defer up to 100 percent of BPP awards in either cash or stock. The Company calculated the value of cash deferrals based on the rate of return of mutual funds selected by the participant. The investment options mirror those of the qualified 401(k) plan and participants manage fund elections in the same manner. The Company calculated the value of stock deferrals on the same basis as Brunswick Common Stock. In 2008, the Company suspended participation in the plan. Distributions under the 2005 Elective Deferred Incentive Compensation Plan will be made as soon as administratively practicable after the participant’s termination from the Company or in accordance with the participant’s stated elections.

Under the Restoration Plan, participants may defer up to 40 percent of their base salary and BPP awards. These deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the participant. The investment options and Company matching formula mirror those of the qualified 401(k) plan, which the participant manages in the same manner. Brunswick contributes to this plan according to the following formula:

•	One dollar for every dollar contributed by the employee, up to 3 percent of annual pay, and 50 cents for every dollar on the next 2 percent, plus an annual variable retirement contribution of up to 9 percent based on Company performance. Distributions under the Restoration Plan will be made as soon as administratively practicable after the six-month anniversary from the participant’s date of termination.

The rates of return in 2015 for each fund in the 2005 Elective Deferred Incentive Compensation Plan and the Restoration Plan are indicated in the following table:

Fund	Rate of Return
Brunswick ESOP Co Stock	-0.86%
Extended Mkt Index Inst	-3.24%
Inst. Index Fund Inst	1.37%
MainStay Large Cap Growth R6	6.25%
Prime Money Mkt Fund Adm	0.11%
Target Retirement Trust 2015 II	-0.44%
Target Retirement Trust 2025 II	-0.72%
Target Retirement Trust 2035 II	-1.12%
Target Retirement Trust 2045 II	-1.48%
Target Retirement Trust 2055 II	-1.66%
Target Retirement Inc Trust II	-0.13%
TCW Core Fixed-Income I	0.03%
Templeton Instl Foreign Eq Ser Primary	-2.67%
Total Intl Stock Ix Inst	-4.24%
Total Bond Mkt Index Inst	0.41%
Wells Fargo Advantage Common Stock I	-1.65%
Windsor II Fund Adm	-3.14%

Under the 2005 Automatic Deferred Compensation Plan, participants are required to defer certain compensation in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Internal Revenue Code. For cash balances, deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus two percent, or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the executive. For amounts deferred in stock, the account is credited with the number of share units equal to the number of shares of Company stock as of the date on which the shares would otherwise have been paid.

Distributions of deferrals are made as soon as reasonably practicable after the six-month anniversary of the participant’s date of termination.

Other Potential Post-Employment Payments

Brunswick has entered into severance and Change in Control agreements with each of the NEOs which are incorporated in the Terms and Conditions of Employment (Agreements).

Terms and Conditions of Employment

The Agreements confirm that employment is at will and outline the NEO’s roles and responsibilities and compensation, benefits and eligibility for certain perquisites provided in exchange for their services. The Agreements also contain provisions regarding termination of employment and reflect a “double-trigger” Change in Control severance provision (effective upon termination of employment by the Company following a Change in Control of the Company) for all NEOs, including the Chairman and Chief Executive Officer. The Agreements do not contain provisions for voluntary resignation, thus, Mr. McCoy received no additional payments or benefits as a result of his retirement in February 2016.

Change in Control and Severance

Each NEO is entitled to certain severance benefits in the event of a Change in Control (as defined below), if Brunswick terminates his employment

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for reasons other than for Cause (as defined below) or disability or if the executive terminates for Good Reason (as defined below):

•	Upon any Change in Control:

–	All equity awards held by the executive will become fully vested and, if applicable, immediately exercisable and will remain outstanding pursuant to their terms.

•	Qualifying termination within 24 months following a Change in Control:

–	Severance payment of three times the sum of: (i) annual salary; (ii) the larger of targeted annual award under BPP for the year of termination or the year in which the Change in Control occurs; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination; and

–	Other benefits (including the continuation of medical, dental, vision and prescription coverage) for up to 36 months.

The Company modified its equity vesting provision for 2016 equity grants such that they will be subject to double-trigger vesting. Therefore a termination must occur following a Change in Control in order for the equity awards to vest. This modification is to align with competitive best practice.

•	Qualifying termination other than following a Change in Control:

–	For the Chairman and Chief Executive Officer, severance payment equal to two times the sum of: (i) annual salary; (ii) the targeted annual award under BPP for the year of termination; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination;

–	For the other NEOs, severance payment equal to one and one half times the sum of: (i) annual salary; and (ii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. Any award under the BPP can be made at the CEO’s discretion;

–	Other benefits (including the continuation of medical, dental, vision and prescription coverage) for up to 24 months for the Chairman and Chief Executive Officer and up to 18 months for other NEOs; and

–	All equity awards held by the executive vest according to the terms and conditions of the underlying plans.

In addition to the payments described above, in each scenario, the NEO would be entitled to receive any annual BPP award earned for the preceding year that had not yet been paid at the time of termination as well as outplacement services.

In 2012, the Company eliminated the practice of providing indemnification or any “gross-up” of taxes imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code). As a result, all executives at Brunswick who have an Agreement, including each NEO, are no longer entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, such executives will either be required to pay the excise tax or have their payments reduced if it would be more favorable to them on an after-tax basis.

Brunswick may terminate the Agreements upon six months’ notice, except that after a Change in Control, Brunswick may not terminate the Agreements until the second anniversary of the Change in Control.

The Agreements contain non-competition and non-solicitation restrictive covenants effective during the two-year period following termination of employment for the Chief Executive Officer, and for 18 months following termination for all other NEOs, and non-disclosure and non-disparagement restrictive covenants effective at all times. Upon termination following a Change in Control, the non-competition and non-solicitation restrictive covenants are not applicable. In the event of a violation of the restrictive covenants, the Company may recover any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination and ending on the date that the Company makes full recovery of such payments. The terms of the Agreements require the NEOs to execute a general release.

Severance benefits are not available for those individuals terminating due to death, long-term disability or for Cause.

Termination for “Cause” means the NEO’s:

•	Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury or moral turpitude;

•	Intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a related company to anyone not entitled to such information;

•	Willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a related company;

•	Willful and material violation of the Company’s Code of Conduct or any other written Company policy; or

•	Repeated failure to carry out the material components of the executive’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

“Good Reason” means any of the following without the NEO’s express written consent:

•	Material breach of provisions of the Agreement;

•	Failure to provide benefits generally provided to similarly-situated senior executives;

•	Reduction in authority or responsibility;

•	Reduction in compensation not applicable to similarly-situated senior executives;

•	Relocation beyond a reasonable commuting distance; or

•	Following a Change in Control, failure to obtain a satisfactory agreement from any successor to assume and agree to abide by employment agreement terms.

The Good Reason provision protects executives from being effectively demoted or having their pay reduced in an effort to force them to quit.

The definition of Change in Control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board and (b) did not join the Board following a contested election of directors; (iii) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 60 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock and the Board is comprised of a majority incumbent directors; or (iv) a complete liquidation or dissolution of Brunswick.

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Payment Obligations under Termination Scenarios

The following tables indicate the Company’s estimated payment obligations resulting from effective termination before and after a Change in Control, using December 31, 2015 as the hypothetical termination date.

INVOLUNTARY TERMINATION OTHER THAN FOR DEATH, DISABILITY, OR CAUSE

Name	Severance(1)	Welfare Benefits(2)	Total	BPP(3)
Dustan E. McCoy(6)	$6,092,240	$45,913	$6,138,154	$-
Mark D. Schwabero	$1,328,601	$37,802	$1,366,403	$750,000
William L. Metzger	$909,555	$44,664	$954,219	$505,000
John C. Pfeifer	$832,004	$44,664	$876,668	$380,000
B. Russell Lockridge	$763,132	$43,655	$806,787	$420,000

TERMINATION FOLLOWING A CHANGE IN CONTROL

Name	Severance(4)	Welfare Benefits(2)	Long-Term Incentives(5)	Total
Dustan E. McCoy(6)	$9,138,360	$42,620	$191,088	$9,372,068
Mark D. Schwabero	$4,296,660	$58,103	$68,693	$4,423,457
William L. Metzger	$2,706,214	$71,829	$30,261	$2,808,304
John C. Pfeifer	$2,804,008	$71,829	$364,511	$3,240,347
B. Russell Lockridge	$2,786,264	$69,811	$14,975	$2,871,049
(1)	Amounts in this column represent severance payments equal to two times the sum of salary, BPP and defined contribution plan contributions for Mr. McCoy and one and one-half times the salary and defined contribution plan contributions for the other NEOs.
(2)	Amounts in this column represent the estimated present value of Company-provided outplacement services and continuation of benefits provided during the severance period, based on current COBRA rates.
(3)	Amounts in this column represent full payment of BPP. For NEOs other than Mr. McCoy, payment of the BPP upon a termination preceding a Change in Control is at the discretion of the Chairman and Chief Executive Officer.
(4)	Amounts in this column represent severance payments equal to three times the sum of the NEO’s salary, BPP and defined contribution plan contributions. Payments are reduced, where appropriate, in order to avoid excise taxes under Section 280G of the Internal Revenue Code so as to place the NEO in a “best after tax” situation.
(5)	Amounts in this column reflect the long-term incentive awards for which vesting would be accelerated following a Change in Control in accordance with the NEOs’ Agreements.
(6)	Tables reflect termination scenarios as of December 31, 2015. Mr. McCoy retired as Chairman and Chief Executive Officer and Mr. Schwabero was appointed Chairman and Chief Executive Officer, both effective February 11, 2016.

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PROPOSAL NO. 2:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company seeks your advisory vote to approve its compensation programs for its named executive officers (commonly referred to as a “say-on-pay vote”). We encourage shareholders to review the Compensation Discussion and Analysis on pages 24 to 42 of this Proxy Statement. The Company asks that you approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tables contained in this Proxy Statement. Because this vote is advisory in nature, it will not be binding on the Board of Directors, the Human Resources and Compensation Committee (Compensation Committee) or the Company; however, the Board and the Compensation Committee will review the voting results and carefully consider the outcome of the vote when making future decisions regarding executive compensation.

Consistent with the direction of our shareholders, the say-on-pay vote is held on an annual basis until the next non-binding shareholder vote on the frequency with which the say-on-pay vote should be held, which will occur at our 2017 annual meeting. At its 2015 annual meeting, the Company received overwhelming shareholder approval on the “say on pay” proposal (97.13 percent of votes were cast for the proposal). The Company was pleased with this significant vote of confidence of its pay practices and made no direct changes to its compensation programs as a result of this vote.

The Company has a long-standing tradition of delivering financial results for our shareholders and our customers and aligning pay with those results. We are a market leader in the marine and fitness industries, with business locations in more than 25 countries. Our executive team continues to successfully execute its growth plan, ending the 2015 fiscal year with $668.8 million of cash and marketable securities, generating strong free cash flow and demonstrating outstanding operating leverage.

The Company has designed its executive compensation programs to drive these strong financial results and to attract, reward and retain a highly experienced, successful senior management team to achieve our corporate objectives and increase shareholder value. We believe these programs are structured in the best manner possible to support our Company and our business objectives and we believe that they strike an appropriate balance between implementing responsible, measured pay practices and providing effective incentives designed to encourage our executives to perform at their best. This balance is illustrated by the following factors, which we urge you to consider:

•	A significant part of our executive compensation is structured as performance-based incentives. Our compensation programs are substantially linked to our key business objectives, so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We have multiple-year award and payout cycles which serve as a retention tool.

•	We respond to economic conditions appropriately, such as reducing and/or limiting bonuses of the named executive officers in years when performance is not strong.

•	We monitor the executive compensation programs and pay levels of companies of similar size and industry to ensure that our compensation programs are comparable to, and competitive with, our peer group and general market practices.

•	The Board, the Compensation Committee, our Chairman and Chief Executive Officer and our Vice President and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession planning and executive development for our Chief Executive Officer and other key executives.

Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

Your Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

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DIRECTOR COMPENSATION

2015 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2015.

Director(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Nolan D. Archibald	$90,000	$129,982	$30,000	$249,982
Nancy E. Cooper	90,000	138,747	30,000	258,747
David C. Everitt	90,000	127,447	30,000	247,447
Manuel A. Fernandez	90,047	205,574	30,000	325,621
David V. Singer	90,047	150,513	25,971	266,531
Ralph C. Stayer	90,047	155,512	24,115	269,674
Jane L. Warner	56,012	90,957	30,000	176,969
J. Steven Whisler	90,000	142,482	30,000	262,482
Roger J. Wood	90,047	155,512	30,000	275,559
Lawrence A. Zimmerman(5)	46,750	72,696	-	119,446
(1)	Dustan E. McCoy, the Company’s former Chairman and Chief Executive Officer, and Mark D. Schwabero, the Company’s Chairman and Chief Executive Officer, are not included in this table as they are employees of the Company and received no additional compensation for their service as directors in 2015. The compensation received by Mr. McCoy and Mr. Schwabero as employees of the Company is shown in the Summary Compensation Table.
(2)	Amounts in this column reflect the 2015 annual cash fees earned by each non-employee director. Mr. Fernandez, Mr. Singer, Mr. Stayer, Ms. Warner and Mr. Wood elected to receive the 2015 annual cash fees in the form of deferred Common Stock, with a 20 percent premium.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2015 fiscal year in accordance with FASB ASC Topic 718. Amounts in this column represent the portion of fees required to be paid to directors in the form of Common Stock, as well as the 20 percent premium that is received by those directors who elected to receive the cash portion of their fees in the form of deferred Common Stock. For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value of awards in this column is as follows:

Name	Grant Date Fair Values of Shares of Common Stock	Grant Date Fair Values of Shares Attributable to 20% Premium Applied to Deferral of Fees
Nolan D. Archibald	$129,982	$-
Nancy E. Cooper	138,747	-
David C. Everitt	127,447	-
Manuel A. Fernandez	187,532	18,042
David V. Singer	132,471	18,042
Ralph C. Stayer	137,470	18,042
Jane L. Warner	78,872	12,085
J. Steven Whisler	142,482	-
Roger J. Wood	137,470	18,042
Lawrence A. Zimmerman	72,696	-

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The following table sets forth the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2015:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2015
Nolan D. Archibald	4,366
Nancy E. Cooper	-
David C. Everitt	-
Manuel A. Fernandez	4,366
David V. Singer	-
Ralph C. Stayer	4,366
Jane L. Warner	-
J. Steven Whisler	1,594
Roger J. Wood	-
Lawrence A. Zimmerman	-
(4)	The amounts shown in this column include the cost to Brunswick of products provided during the Company’s fiscal year ended December 31, 2015.
(5)	Mr. Zimmerman retired from the Board effective May 6, 2015.

Narrative to Director Compensation Table

Annual Fees and Deferred Stock Awards. Non-employee directors are entitled to an annual fee of $210,000, with $90,000 payable in cash and $120,000 payable in Brunswick Common Stock. The Lead Independent Director is entitled to an additional annual fee of $50,000, the director who chairs the Audit Committee is entitled to an additional annual fee of $20,000, and the other members of the Audit Committee are each entitled to an additional annual fee of $10,000, due to the increased time commitment required of those directors. The director who chairs the Compensation Committee is also entitled to an additional annual fee of $15,000. The directors who chair the Finance and the Nominating and Corporate Governance Committees are entitled to an additional annual fee of $10,000 each. Each director who serves on more than one Committee is entitled to an additional annual fee of $7,500, except in the event that a director is already receiving an additional fee for both committees on which they serve. All additional annual fees are payable in Brunswick Common Stock. For the portion of each director’s total annual fee paid in Brunswick Common Stock, the number of shares is determined by the closing price of Brunswick Common Stock on the date of the award and is reported in the “Stock Awards” column of the Director Compensation Table. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the cash portion of the annual fee paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of the award.

Share Ownership Guidelines. As set forth in the Company’s Principles and Practices, within five years after the date on which a director first became a director, and thereafter for so long as each director is a director of the Company, each director is required to own Common Stock and deferred stock units of the Company equal to five times the amount of the director’s annual cash retainer. Once having met this threshold, if a director falls below the threshold as a result of a decline in the Company’s stock price, the director shall have a two-year period within which to once again achieve the threshold. The Company will calculate compliance with these guidelines annually, using the average Brunswick stock price for the prior calendar year. As of December 31, 2015, all directors were in compliance with the share ownership requirements.

Brunswick Product Program. Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors receive an annual allowance of up to $30,000 which may be applied to: (i) purchase Brunswick products at discounted rates; and/or (ii) fund expenses incurred with regard to the ownership of such products. The value of the products is included in the directors’ taxable income. Directors may also purchase additional Brunswick products at their own expense, at discounted rates, above and beyond the allowance.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

	A	B	C
Number of securities remaining
available for future issuance
	Number of securities to be issued	Weighted-average exercise price	under equity compensation plans
	upon the exercise of outstanding	of outstanding options, warrants	(excluding securities reflected in
Plan Category	options, warrants and rights	and rights	column (a))
Equity compensation plans approved by security holders(1)	3,710,855(2)(3)	$15.78(4)	5,280,107(5)
Equity compensation plans not approved by security holders	-	-	-
(1)	The 2014 Stock Incentive Plan has been approved by Brunswick shareholders.
(2)	Includes 2,233,894 shares of Brunswick Common Stock subject to outstanding stock appreciation rights, 293,776 shares of Brunswick Common Stock subject to deferred obligations to issue shares of Brunswick Common Stock, 423,771 shares of performance share obligations to issue shares of Brunswick Common Stock and 759,414 shares of restricted stock obligations to issue shares of Brunswick Common Stock.
(3)	Shares represented by performance awards may be adjusted depending on performance.
(4)	The weighted average exercise price was calculated solely with respect to outstanding stock appreciation rights. Deferred and restricted stock obligations to issue shares of Brunswick Common Stock have been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with those obligations.
(5)	All shares are available under the 2014 Stock Incentive Plan.

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PROPOSAL NO. 3:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as the independent registered public accounting firm for Brunswick and its subsidiaries for its fiscal year ending December 31, 2016. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors has determined that in keeping with the principles of sound corporate governance, the appointment will be submitted for ratification by the shareholders. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Deloitte as the independent registered accounting firm for Brunswick and its subsidiaries for the fiscal year ending December 31, 2016. If our shareholders do not ratify the appointment, the Audit Committee will investigate the basis for the negative vote and will reconsider its appointment in light of the results of such investigation.

Representatives of Deloitte will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

2016 will be the third year that Deloitte will serve as the independent registered public accounting firm for Brunswick and its subsidiaries. The Audit Committee dismissed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm effective February 14, 2014, the date of the filing of Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and engaged Deloitte as the Company’s independent registered public accounting firm commencing with the audit for the fiscal year ending December 31, 2014.

During Brunswick’s fiscal years ended December 31, 2012 and 2013 and the period from December 31, 2013 through February 14, 2014, there were no disagreements between Brunswick and EY on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to EY’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on Brunswick’s consolidated financial statements for the relevant year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. EY’s audit reports on Brunswick’s consolidated financial statements for the fiscal year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Brunswick’s fiscal years ended December 31, 2014 and December 31, 2015, there were no disagreements between Brunswick and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on Brunswick’s consolidated financial statements for the relevant years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte’s audit reports on Brunswick’s consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2015 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Brunswick’s fiscal years ended December 31, 2012 and 2013, and the period from December 31, 2013 through February 14, 2014, neither Brunswick, nor anyone on behalf of Brunswick, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Brunswick’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to Brunswick that Deloitte concluded was an important factor considered by Brunswick in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Your Board of Directors and the Audit Committee recommend a vote FOR the approval and ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016.

Fees Incurred for Services of Deloitte

Brunswick incurred the following fees for services rendered by Deloitte, Brunswick’s current independent registered public accounting firm, during the fiscal years ended December 31, 2014 and 2015:

Audit Fees: The aggregate fees billed to Brunswick for professional services rendered for the audit of Brunswick’s annual financial statements included in Brunswick’s Annual Reports on Form 10-K, reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q and accounting and financial reporting consultations were $3,950,336 in 2015 and $3,838,800 in 2014.

Audit-Related Fees: The aggregate fees billed to Brunswick for professional services rendered for audit-related activities were $198,777 in 2015 and $4,930 in 2014.

Tax Fees: The aggregate fees billed to Brunswick for tax-related services were $1,719,091 in 2015 and $689,493 in 2014. Such fees involved the following activities: tax compliance services and tax consulting services.

All Other Fees: There were no fees billed by Deloitte for fiscal years 2015 or 2014 for services other than those described in the preceding paragraphs. The Audit Committee pre-approved all of the services described above.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach for granting such pre-approvals. Each year it approves an overall budget for specified audit and non-audit services, after which the Audit Committee must pre-approve either: (i) any proposed specified service that would result in total fees exceeding the budget; or (ii) any proposed service not specified in the budget.

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REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2015.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick’s website, www.brunswick.com.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2015, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as amended, and other professional standards and regulatory requirements currently in effect. Statement on Auditing Standards No. 16 requires an auditor to discuss with the audit committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the company’s financial reporting.

The Audit Committee has also received the written disclosures from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Deloitte and has considered whether the provision of those services was compatible with maintaining Deloitte’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors.

Nancy E. Cooper (Chair)
David V. Singer
Ralph C. Stayer
Roger J. Wood

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SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

In order to be considered for inclusion in Brunswick’s proxy materials for its 2017 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com) by November 24, 2016.

In addition, a shareholder may wish to have a proposal presented at the 2017 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. Pursuant to the By-laws, a shareholder proposal or nomination intended to be brought before the 2017 annual meeting must be delivered to Brunswick’s Secretary between January 4, 2017 and February 3, 2017.

Brunswick encourages you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented.

By order of the Board of Directors,

Christopher F. Dekker

Secretary
Lake Forest, Illinois
March 24, 2016

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Explore Brunswick

Scan these QR codes with a smart device or use the URLs to learn more about Brunswick:

Read our online Annual Report	http://www.brunswick.com/investors/publications- and-filings/annualreports.php

Visit our Investor Relations website	http://www.brunswick.com/investors

Download our Investor Relations app

The Brunswick Story

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine, BLA and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness, Hammer Strength, Cybex and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

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BRUNSWICK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 5:00 p.m. Eastern Time on Tuesday, May 3, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 5:00 p.m. Eastern Time on Tuesday, May 3, 2016. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02445-P73344

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors	For	Against	Abstain
1a. Nolan D. Archibald	☐	☐	☐
1b. David C. Everitt	☐	☐	☐
1c. Roger J. Wood	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, on such other business as may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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BRUNSWICK

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet	Vote by Telephone
It's fast, convenient and your vote is immediately confirmed and registered. You may also give your consent to have all future proxy statements and annual reports delivered to you electronically.	It's fast, convenient and your vote is immediately confirmed and registered.
Go to website **www.proxyvote.com**	Call toll-free on a touch-tone phone in the U.S. or Canada **1-800-690-6903**
Follow these three easy steps:	*Follow these three easy steps:*
• Read the accompanying Proxy Statement and Proxy Card. • Go to the website www.proxyvote.com. • Follow the simple instructions.	• Read the accompanying Proxy Statement and Proxy Card. • Call the toll-free phone number above. • Follow the simple instructions.

VOTE 24 HOURS A DAY

DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E02446-P73344

The undersigned hereby appoints W.L. Metzger, C.F. Dekker and S.J. Kagay, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2016 or any adjournment thereof. **If no voting instructions are given, the proxies will vote the shares in accordance with the recommendations of the Board of Directors.**

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company's stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company's proxy tabulator, Broadridge, no later than 5:00 p.m. Eastern Time on Tuesday, May 3, 2016, for all registered shares to be voted and no later than 5:00 p.m. Eastern Time on Friday, April 29, 2016, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Continued and to be signed on reverse side